     As filed with the Securities and Exchange Commission on July 30, 1999
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT

                                     Under
                           The Securities Act of 1933
                                ----------------
                         CTC COMMUNICATIONS GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     4812                     04-3469590
     (State or other      (Primary standard industrial      (I.R.S. Employer
       jurisdiction       classification code number)    Identification Number)
   of incorporation or
      organization)

                         CTC Communications Group, Inc.
                               220 Bear Hill Road
                          Waltham, Massachusetts 02451
                                 (781) 466-8080
    (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                             Robert J. Fabbricatore
                            Chief Executive Officer
                         CTC Communications Group, Inc.
                               220 Bear Hill Road
                          Waltham, Massachusetts 02451
                                 (781) 466-8080
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                  Please send copies of all communications to:

         Leonard R. Glass, Esq.                   Mary E. Weber, Esq.
 Law Offices of Leonard R. Glass, P.A.                Ropes & Gray
    45 Central Avenue, P.O. Box 579             One International Place
         Tenafly, NJ 07670-0579             Boston, Massachusetts 02110-2624
              201-894-9300                           (617) 951-7000
                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the Registration Statement.

   If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                            Proposed       Proposed
 Title of each class of      Amount         maximum        maximum      Amount of
    securities to be          to be      offering price   aggregate    registration
       registered          registered     per share(1)  offering price     fee
-----------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................  13,907,704 shs.     $16.03      $222,940,495    $61,977
-----------------------------------------------------------------------------------
Series A Convertible
 Preferred Stock, $1.00
 par value.............   666,666 shs.       $19.65      $ 13,100,000    $ 3,642
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for CTC Communications Corp. common stock as reported on Nasdaq on July 27, 1999 and upon the book value of CTC Communications Corp. Series A convertible preferred stock on July 28, 1999.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              Prospectus Statement/Prospectus Dated August 2, 1999

                            CTC Communications Corp.

Dear Stockholder:

   We are calling an annual meeting of stockholders of CTC Communications to be held on September 16, 1999 at 9:30 a.m., local time, at 220 Bear Hill Road, Waltham, Massachusetts 02451-1104.

   At the annual meeting, holders of record of CTC Communications' common stock and Series A convertible preferred stock will consider and vote upon the following proposals:

  1. To elect three persons to our Board of Directors to serve as Class II Directors for three-year terms;

  2. To approve an amendment to our 1998 Incentive Plan;

  3. To approve the 1999 Equity Incentive Plan for Non-Employee Directors;
     and

  4. To approve a plan of merger and reorganization which would have the following effects:

    . CTC Communications will become a wholly-owned subsidiary of CTC Communications Group, Inc., a Delaware corporation, and continue to conduct the business it currently conducts.

    . The assets, liabilities and operations of CTC Group on a consolidated basis will be the same as the assets, liabilities and operations of CTC Communications on a consolidated basis.

    . Shares of capital stock of CTC Communications will automatically convert into the same number of shares of similar shares of capital stock of CTC Group.

   While you are, of course, welcome to join us at this annual meeting, we understand that this may not be possible. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. If enough stockholders do not return their proxies, the company may have to incur the expense of follow-up solicitations. Please take a moment to sign, date and promptly mail your proxy in the enclosed prepaid envelope. This will not limit your right to vote in person should you decide to attend the meeting.

   This document also constitutes the prospectus of CTC Communications Group, Inc. for the offering to you of the CTC Group common stock and Series A convertible preferred stock to be issued in the reorganization.

   On behalf of your board of directors, thank you for your continued support.

                                          Sincerely,

                                          Robert J. Fabbricatore
                                          Chairman and Chief Executive Officer

                               ----------------

   The reorganization involves elements of risk. See "Risk Factors" on pages 6-
11.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

   We expect CTC Group's common stock will be listed on the Nasdaq National Market under the symbol "CPTL" following the consummation of the reorganization.

                               ----------------

This document is first being mailed to stockholders on or about August 6, 1999.

                            CTC Communications Corp.
                               220 Bear Hill Road
                          Waltham, Massachusetts 02451
                                 (781) 466-8080

                    Notice of Annual Meeting of Stockholders

To the Stockholders of CTC Communications Corp.

   The annual meeting of stockholders of CTC Communications Corp. will be held at its offices at 220 Bear Hill Road, Waltham, Massachusetts 02451 on September 16, 1999 at 9:30 a.m. to consider and act upon the following matters:

  . To elect three persons to our Board of Directors to serve as Class II Directors for three-year terms;

  .  To approve an amendment to our 1998 Incentive Plan;

  .  To approve the 1999 Equity Incentive Plan for Non-Employee Directors;

  . A proposal to approve an agreement and plan of reorganization providing for the conversion of shares of common stock and Series A convertible preferred stock of CTC Communications into an equal number of shares of common stock and Series A convertible preferred stock of CTC Communications Group, Inc., a company organized under Delaware law by CTC Communications to be a holding company of CTC Communications; and

  . To transact any other business that may lawfully come before the meeting or any adjournment.

   The proposal to approve the agreement and plan of reorganization must be approved by:

  . the affirmative vote of two-thirds of the voting power of the shares of CTC Communications common stock and Series A convertible preferred stock entitled to vote, voting together as a single class; and

  . the affirmative vote of two-thirds of the shares of CTC Communications Series A convertible preferred stock entitled to vote, voting separately.

   We describe the reorganization and the other matters to be voted upon at the meeting more fully in the attached document. Appendix A to the attached document is a copy of the agreement and plan of reorganization.

   August 2, 1999 is the record date for this meeting. Accordingly, only stockholders of record on that date will be entitled to vote at the meeting.

   Please sign the enclosed proxy and return it in the enclosed postage-paid envelope as soon as possible. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time.

                                          By Order of the Board of Directors

                                          Robert J. Fabbricatore,
                                          Chairman

August 2, 1999
Mailed at Boston, Massachusetts

   Please promptly date, sign and mail the enclosed proxy. A postage-paid envelope is provided for mailing in the United States. If stockholders don't return the proxies in sufficient numbers, we will have to incur the expense of follow-up solicitations. If any other business is brought before the meeting, your shares will be voted at the board's discretion.

                      Where You Can Find More Information

   This document is part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or the SEC, covering the shares of capital stock that CTC Group will issue in the reorganization. The document also is the proxy statement of CTC Communications for the annual meeting.

   This document does not contain all of the information, exhibits and undertakings contained in the registration statement. We will provide you without charge, upon your written or oral request, a copy of any documents contained in such registrations statement, but not exhibits filed with these documents unless those exhibits are specifically referred to in this document. Please direct your requests for such documents to John D. Pittenger, CTC Communications, Inc., 220 Bear Hill Road, Waltham, Massachusetts 02451-1104 (telephone 781-466-8080). We will deliver such documents by first class mail or other equally prompt means. To ensure delivery of these documents before the annual meeting, you should make requests for such documents no later than September 9, 1999.

   The SEC allows CTC Communications to "incorporate by reference" information into this proxy statement/prospectus, which means that CTC Communications can disclose important information to you by referring you to another document it has filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus or in later dated documents also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below that CTC Communications has previously filed with the SEC. These documents contain important information about CTC Communications and its financial condition.

  SEC Filings (File No. 000-
            13627)                                  Period
  --------------------------                        ------
Annual Report on Form 10-K and  Year ended March 31, 1999
 Form 10-K/A

Current Reports on Form 8-K     Filed on July 20, 1999, July 19, 1999, July
                                7, 1999, May 14, 1999, May 5, 1999, April 28,
                                1999 and April 22, 1999

   CTC Communications incorporates by reference additional documents that it may file with the SEC between the date the registration statement was initially filed and the date of the annual meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   CTC Communications is subject to the information reporting requirements of the Exchange Act of 1934. Following the reorganization CTC Group will be subject to those requirements. Under the Exchange Act, reporting companies file reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC on the Internet at http://www.sec.gov. CTC Communications common stock is listed on the Nasdaq National Market, and therefore you can also inspect such reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

   You should rely only on the information contained or referred to in this document or any supplement. Neither CTC Group nor CTC Communications has authorized anyone else to provide you with different or additional information. This document does not constitute an offer of securities in any jurisdiction in which or to any person to whom, it is not permitted. You should not assume that the information in this document or any supplement is accurate as of any other date than the date on the front of those documents.

                               TABLE OF CONTENTS

Summary....................................................................   1
Risk Factors...............................................................   6
  If our stockholders exercise appraisal rights or if we do not consummate the reorganization, we could default under our credit facilities and be
   unable to pay those debts...............................................   6
  Because our revenues prior to January 1998 resulted from a business strategy we are no longer pursuing, you may have difficulty evaluating
   us......................................................................   6
  If we do not successfully execute our new business strategy, we may be
   unable to compete effectively...........................................   6
  If our network does not function properly, we will be unable to provide the telecommunications services on which our future performance will in
   large part depend.......................................................   6
  Because of our limited experience, we may not be able to properly or timely deploy, operate and maintain our network, which could materially
   adversely affect our financial results..................................   7
  Our high leverage creates financial and operating risk that could limit
   the growth of our business..............................................   7
  We will need to refinance our existing indebtedness when due, and we may
   be unable to do so......................................................   7
  We may be unable to obtain the additional capital we will require to fund our operations and finance our growth on acceptable terms or at all, which could cause us to delay or abandon our development and expansion
   plans...................................................................   8
  Our market is highly competitive, and we may not be able to compete effectively, especially against established competitors with greater
   financial resources and more experience.................................   8
  Our information systems may not produce accurate and prompt bills which could cause a loss or delay in the collection of revenue and could
   adversely affect our relations with our customers.......................   8
  We may not receive timely and accurate call data records from our suppliers which could cause a loss or delay in the collection of revenue
   and could adversely affect our relations with our suppliers.............   8
  We depend on the networks and services of third party providers to serve our customers and our relationships with our customers could be
   adversely affected by failures in those networks and services...........   8
  Increases in customer attrition rates could adversely affect our
   operating results.......................................................   9
  We may be unable to effectively manage our growth, which could materially
   adversely affect all aspects of our business............................   9
  We may be unable to retain or replace our senior management or hire and retain other highly skilled personnel upon which our success will
   depend..................................................................   9
  Changes to the regulations applicable to our business could increase our
   costs and limit our operations..........................................   9
  Rapid technological changes in the telecommunications industry could render our services or network obsolete faster than we expect or require
   us to spend more than we currently anticipate...........................   9
  Our systems and network, and the systems of our suppliers, may not properly process date information after December 31, 1999, which could increase our costs, disrupt our business and adversely affect our relations with our customers............................................  10
  We may pursue acquisitions which could disrupt our business and may not yield the benefits we expect............................................  10

  Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.......  10
  Our stock price is likely to be volatile.................................  10
  The market price of our common stock could be depressed by the substantial number of our shares that are eligible for future sale......  11
  We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock................  11
  The forward looking statements we make in this document are inherently uncertain...............................................................  11
Information about the Annual Meeting.......................................  12
Appraisal Rights of Dissenting CTC Communications Stockholders.............  13
Proposal Number One: Election of Directors.................................  14
Proposal Number Two: Approval of Amendments to the 1998 Incentive Plan.....  15
Proposal Number Three: Approval of 1999 Equity Incentive Plan for Non-
 Employee Directors........................................................  18
Proposal Number Four: The Reorganization...................................  20
  Proposed Reorganization..................................................  20
  Reasons for the Reorganization...........................................  20
  Reorganization Procedure.................................................  21
  Capitalization of the Delaware Holding Company...........................  22
  Registration Rights......................................................  24
  Interests of the Company's Directors and Officers........................  24
  Significant Changes Caused by the Reorganization.........................  25
  Disadvantages of Reincorporation in Delaware.............................  36
Security Ownership of Certain Beneficial Owners............................  37
Management.................................................................  37
Executive Compensation.....................................................  42
Board Compensation Committee Report on Executive Compensation..............  43
Performance Graph..........................................................  44
Certain Relationships And Related Transactions.............................  46
Section 16(a) Beneficial Ownership Reporting Compliance....................  46
Federal Income Tax Consequences............................................  47
Securities Act Consequences................................................  48
Transfer Agent and Registrar...............................................  48
Independent Auditors.......................................................  48
Legal Matters..............................................................  48
Expense of Solicitation....................................................  48
Stockholders' Proposals....................................................  49
Other Matters That May Come Before the Meeting.............................  49

                                    Summary

                             Questions and Answers

   The following questions and answers are designed to help you understand the proxy voting process and the reorganization proposal. These questions and answers and the rest of the summary only highlights information in this document. You should carefully read this entire document and the attached appendices.

Information about the Annual Meeting and Voting

The annual meeting

   Our annual meeting will be held at 9:30 a.m. on September 16, 1999 at 220 Bear Hill Road, Waltham, Massachusetts 02451-1104. At the meeting, stockholders will be asked to elect three directors, approve an amendment to the 1998 Incentive Plan, approve an equity incentive plan for outside directors, approve a plan of merger and reorganization, and act on any other business that may properly come before the meeting. We do not know of any matters other than those discussed in this proxy statement that may come before the meeting. Our management will also report on our performance during the past year and respond to appropriate questions from stockholders.

Who is entitled to attend and vote at the meeting?

   Any holder of record of CTC Communications common stock or Series A convertible preferred stock at the close of business on August 2, 1999, the record date, is entitled to attend and vote at the meeting. On the record date we had 13,907,704 shares of common stock and 666,666 shares of Series A preferred stock outstanding. The holders of the common stock and Series A preferred stock will vote together as a single class for the election of directors, approval of the amendment to the 1998 Incentive Plan, approval of the equity incentive plan for outside directors and the approval of the plan of reorganization. The holders of Series A preferred stock will also vote separately for the approval of the plan of reorganization.

What will constitute a quorum at the meeting

   Holders of a majority interest of all of the common stock and Series A preferred stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum.

How do I vote? What do I need to do now?

   After carefully reading and considering the information contained in this document, please fill out and sign the enclosed proxy card. Then mail your signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares will be represented at the annual meeting. Your proxy card will instruct the persons named on the card to vote your shares at the annual meeting as you direct on the card. If you do not vote or if you abstain on a proposal, the effect will be a vote against the proposal. The Board of Directors recommends that you vote for the proposals, including approval of the reorganization.

May I change my vote after I have mailed my signed proxy card?

   You may change your vote at any time before your shares are voted at the annual meeting by:

     .notifying the Clerk of the company in writing;

     .voting in person at the meeting; or

     .returning a later-dated proxy card.

   If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the attention of the Clerk at CTC Communications Corp., 220 Bear Hill Road, Waltham, Massachusetts 02451.

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   Your broker will vote your shares only if you provide your broker with instructions. If you fail to instruct your broker, your shares will not be voted.

What vote is required to approve each proposal?

  . For the election of directors, the nominees who receive the most votes will be elected no matter how many votes are cast. Therefore, if you do not vote for a particular nominee, or if you withhold authority for one or all of the nominees, your vote will not count either for or against the nominee. In any event, your shares will count to establish a quorum.

  . For the approval of the amendment to our 1998 Incentive Plan and the approval of the outside directors' equity incentive plan, the required vote is a majority of the shares of common stock present, in person or by proxy, and voting on the matter. Therefore, if you abstain or otherwise do not vote on this proposal, it will not have any effect on the outcome of the voting.

  . For the proposal to approve the agreement and plan of reorganization, the required vote is:

   the affirmative vote of two-thirds of the voting power of the shares of CTC Communications common stock and Series A preferred stock entitled to vote, voting together as a single class; and

   the affirmative vote of two-thirds of the shares of CTC Communications Series A convertible preferred stock entitled to vote, voting separately.

   Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

Information about the Proposed Reorganization

What are you proposing?

   We are asking you to approve an agreement and plan of reorganization that would result in our reorganization into a holding company structure. Under the plan, CTC Communications, a Massachusetts corporation, will become a wholly-owned subsidiary of CTC Communications Group, Inc., a Delaware corporation.

Why are you forming a Delaware holding company?

   We are forming a holding company:

  . to comply with the terms of our loan and security agreement with Goldman
    Sachs Partners and Fleet National Bank;

  . to take advantage of the benefits of Delaware corporate law; and

  . to enable us to issue debt at different corporate levels.

What will happen to my stock?

   In the reorganization, your shares of common stock and Series A convertible preferred stock of CTC Communications will automatically convert into the same number of shares of common stock and Series A convertible preferred stock of CTC Group. We expect the CTC Group common stock will be listed on the Nasdaq National Market under the symbol "CPTL."

Will I have to turn in my stock certificates?

   No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your CTC Communications stock certificates will represent the same number of shares of CTC Group capital stock.

Does formation of a holding company affect my federal income taxes?

   The proposed reorganization will be a tax-free reorganization under federal tax laws. You will not recognize any gain or loss for federal income tax purposes upon your receipt of CTC Group stock in exchange for your shares of CTC Communications stock. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see "Federal Income Tax Consequences."

Will the management of the company change after the reorganization?

   The management of CTC Communications will not change as a result of the reorganization. The entire board of directors and several of the current principal executive officers of CTC Communications will also serve as the board of directors and as executive officers of CTC Group upon completion of the reorganization.

If the stockholders approve the reorganization, when will it occur?

   We would like to complete the reorganization as soon as possible after the annual meeting. In order to complete the reorganization, CTC Communications must first obtain the approval of state regulatory agencies in states in which it operates. We plan to complete the reorganization immediately after obtaining stockholder approval, unless these approvals have not been obtained at that time.

   The board of directors of CTC Communications recommends that the stockholders vote for approval of the reorganization.

What percentage of the outstanding shares do directors and executive officers hold?

   As of August 2, 1999, directors, executive officers and their affiliates own:

  . 35.3% of the combined voting power of the outstanding common stock and the Series A convertible preferred stock; and

  . 98.6% of the outstanding Series A convertible preferred stock.

   Robert J. Fabbricatore and Spectrum Equity Investors II, L.P. have indicated their intention to vote in favor of the proposals.

How will the reorganization be treated for accounting purposes?

   In accordance with generally accepted accounting principles, we will use the historical cost basis of the assets and liabilities of CTC Communications and CTC Group to account for the reorganization. Because CTC Group has only nominal assets and liabilities, the combination will effectively represent the historical basis of the assets and liabilities of CTC Communications and the capital structure of CTC Group.

What rights will I have under Massachusetts law if I vote against the plan of reorganization?

   If you vote against the agreement and plan of reorganization and comply with the statutory requirements of Massachusetts law, you will be entitled to receive payment of the fair value of your shares if the reorganization is completed. A copy of the applicable Massachusetts law is attached to this document as Appendix B. For more information see "Appraisal Rights of Dissenting CTC Communications Stockholders."

   Our credit facilities prohibit us from making payments to stockholders who exercise their appraisal rights and demand payment for their stock. If any stockholders remain entitled to make this demand after the annual meeting, we may ask our lenders to waive their requirement that we consummate the reorganization and abandon the reorganization or ask our lenders to permit us to make any required payments to stockholders. We do not know whether they would grant either of those requests.

                                  Our Business

   We are a rapidly growing single-source provider of voice and data telecommunications services, or integrated communications provider. We target predominantly medium and larger-sized business customers who seek greater capacity for voice and data traffic, a single provider for their telecommunications requirements and improved levels of service. We are currently deploying our own state-of-the-art network facilities to carry telecommunications traffic. In May 1999, we began testing of our network with some of our customers. By late summer, we expect to begin providing, and billing for, commercial service to a limited number of customers on our network. We became an integrated communications provider in January 1998. Prior to that, we were the largest independent sales agent for NYNEX Corp. (now Bell Atlantic), based on agency revenues.

                              Financial Statements

   We have not included complete pro forma and comparative financial information concerning the company that gives effect to the reorganization because, immediately following the effective time of the reorganization, the consolidated financial statements of CTC Group will be substantially the same as CTC Communications' financial statements immediately prior to the reorganization. Prior to the closing of the reorganization, CTC Group will not have commenced operations and will have no material assets or liabilities.

Selected Financial Data

   The following selected financial data for the five years ended March 31, 1999 are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors. You should read the following financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes incorporated by reference in this document.

   All earnings per share and weighted average share information included in the accompanying financial statements have been restated to reflect the five-for-four stock split effected in fiscal year ended March 31, 1995, and the three-for-two stock split and the two-for-one stock split effected in fiscal year ended March 31, 1996.

                                             Fiscal Year ended March 31,
                                       ----------------------------------------
                                        1995    1996    1997    1998     1999
                                       ------- ------- ------- -------  -------
                                       (dollars in thousands, except per share
                                                    information)
Statement of Operations Data
Agency revenues......................  $18,898 $25,492 $29,195 $24,775  $    --
Telecommunications revenues..........    3,038   5,383  11,095  16,172   70,964
                                       ------- ------- ------- -------  -------
 Total revenues......................   21,936  30,875  40,290  40,947   70,964
Cost of telecommunications revenue
 (excluding depreciation and
 amortization).......................    2,451   4,242   8,709  14,039   61,866
Selling, general and administrative
 expenses............................   16,663  19,349  23,077  29,488   52,521
Depreciation and amortization........      656     660     743   1,418    3,778
                                       ------- ------- ------- -------  -------
Income (loss) from operations........    2,166   6,624   7,761  (3,998) (47,201)
Net income (loss)....................    1,472   4,094   4,683  (2,498) (51,238)
Earnings (loss) per share
 Basic...............................     0.18    0.43    0.49    (.25)   (5.18)
 Diluted.............................     0.17    0.38    0.43    (.25)   (5.18)
Other Financial Data

EBITDA (loss)........................  $ 2,932 $ 7,295 $ 8,519 $(2,405) (43,346)
Capital expenditures.................      599     759   1,222   6,109   36,041
Net cash provided (used) by operating
 activities..........................    1,580   2,192   3,572  (7,951) (33,254)
Net cash used in investing
 activities..........................      599     759   1,222   4,765    6,282
Net cash provided by financing
 activities..........................      171     119     114   8,479   39,622

                                                   As of March 31,
                                       ----------------------------------------
                                        1995    1996    1997    1998     1999
                                       ------- ------- ------- -------  -------
                                               (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents............  $ 2,391 $ 3,942 $ 6,406 $ 2,168  $ 2,254
Total assets.........................    7,726  12,509  20,186  30,768   69,482
Total long-term debt, including
 current portion.....................      --      --      --    9,673   64,858
Series A redeemable convertible
 preferred stock.....................      --      --      --      --    12,672
Stockholders' equity (deficit).......    5,526   9,495  14,292  11,966  (37,144)

   EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles, or GAAP. We do not believe you should consider EBITDA as an alternative to net income (loss) as a measure of results of operations or to GAAP-based cash flow data as a measure of liquidity. Capital expenditures consists of additions to property and equipment acquired for cash or under notes payable and capital leases.

                                  Risk Factors

   You should carefully consider all information in this document, especially the risk factors below, in determining how to vote on the proposals. The risk factors apply to the business and operations of CTC Communications and will apply equally to CTC Group after the reorganization because CTC Group's primary asset will be its ownership of the equity of CTC Communications.

Risk Relating to the Reorganization

   If our stockholders exercise appraisal rights or if we do not consummate the reorganization, we could default under our credit facilities and be unable to pay those debts.

   Stockholders of CTC Communications have appraisal rights under Massachusetts law described in this document. If any of our stockholders exercise their appraisal rights, CTC Group would be required by law to pay them the appraised value of their shares. Our credit facilities require us to consummate the reorganization but prohibit us from making payments to stockholders who exercise their appraisal rights. If our lenders do not waive one of these requirements, we could default under our credit facilities and our lenders could require us to repay our debt. If this happens, we could need to refinance that indebtedness, sell assets, delay capital expenditures or sell additional capital stock or we would be unable to pay those debts.

Risks Relating to an Investment in our Stock

   Because our revenues prior to January 1998 resulted from a business strategy we are no longer pursuing, you may have difficulty evaluating us.

   We terminated our agency relationship with Bell Atlantic in December 1998 and we no longer receive agency revenues. We only began offering local services under our own brand name in January 1998 and have only begun testing our network with some customers in May of 1999. As a result, we can only provide limited historical operating and financial information about our current business strategy for you to evaluate.

If we do not successfully execute our new business strategy, we may be unable to compete effectively.

   Our business strategy is complex and requires that we successfully complete many tasks, a number of which we must complete simultaneously. If we are unable to effectively implement or coordinate the implementation of these multiple tasks, we may be unable to compete effectively in our markets and our financial results may suffer.

Our incurrence of negative cash flows and operating losses during the next several years may adversely affect the price of our common stock.

   During recent periods we have experienced substantial net losses, operating losses and negative cash flow. Our expenses have increased significantly, and we expect our expenses to continue to increase as we deploy our network and implement our business plan. Accordingly, we expect to incur significant operating losses, net losses and negative cash flow during the next several years, which may adversely affect the price of our common stock.

If our network does not function properly, we will be unable to provide the telecommunications services on which our future performance will in large part depend.

   Because the design of our network has not been widely deployed, we cannot assure you that our network will provide the functionality that we expect. We also cannot be sure that we will be able to incorporate local dial tone capabilities into our network because this technology has not been widely implemented. Without this capability we will not be able to provide on our network all of our target customers' fixed line telecommunications services.

If we do not obtain interconnection agreements with other carriers, we will be unable to provide enhanced services on our network.

   Negotiation of interconnection agreements with incumbent local exchange carriers can take considerable time, effort and expense, and these agreements are subject to federal, state and local regulation. We may not be able to effectively negotiate the necessary interconnection agreements. Without these interconnection agreements, we will be unable to provide enhanced connectivity to our network and local dial tone services and to achieve the financial results we expect.

Because of our limited experience, we may not be able to properly or timely deploy, operate and maintain our network, which could materially adversely affect our financial results.

   We have engaged a network services integrator to design, engineer and manage the build out of our network in our existing markets. If the network integrator is not able to perform these functions, we may experience delays or additional costs in providing services and building the network. The failure of our network equipment to operate as anticipated or the inability of equipment suppliers to timely supply such equipment could materially and adversely affect our financial results.

   We are still deploying the initial phase of our network and not currently providing any commercial services over our network. Because we have limited experience operating and maintaining telecommunications networks, we may not be able to deploy our network properly or do so within the time frame we expect. In addition, once the network is deployed, we may encounter unanticipated difficulties in operating and maintaining it. If we do not implement our network on time and in an effective manner, our financial results could be adversely affected.

Our high leverage creates financial and operating risk that could limit the growth of our business.

   We have a significant amount of indebtedness. As of March 31, 1999, we had approximately $64.9 million of total indebtedness outstanding. We expect to seek substantial additional debt financing to fund our business plan. Our high leverage could have important consequences to us, including,

  . limiting our ability to obtain necessary financing for future working capital, capital expenditures, debt service requirements or other purposes;

  . limiting our flexibility in planning for, or reacting to, changes in our business;

  . placing us at a competitive disadvantage to competitors with less leverage;

  . increasing our vulnerability in the event of a downturn in our business or the economy generally;

  . requiring that we use a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness and not for other purposes.

We will need to refinance our existing indebtedness when due, and we may be unable to do so.

   We do not expect to generate sufficient cash flow from operations to repay our existing credit and vendor facilities. We will need to refinance this indebtedness when it comes due. We cannot assure you that we will be able to refinance any of our indebtedness on reasonable terms, or at all. If we are unable to refinance all or some of our indebtedness, we may need to sell assets, delay capital expenditures or sell additional capital stock. We cannot assure you that we will be able to do so.

We may be unable to obtain the additional capital we will require to fund our operations and finance our growth on acceptable terms or at all, which could cause us to delay or abandon our development and expansion plans.


   We will need significant additional capital to fund our business plan. We cannot assure you that capital will be available to us when we need it or at all. If we are unable to obtain capital when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

Our market is highly competitive, and we may not be able to compete effectively, especially against established competitors with greater financial resources and more experience.

   We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking, telephony service and integrated telecommunications service providers. We also expect that the incumbent local exchange carriers ultimately will be able to provide the range of services we currently offer. Many of our competitors are larger and better capitalized than we are, are incumbent providers with long-standing customer relationships, and have greater name recognition. We may not be able to compete effectively against our competitors.

Our information systems may not produce accurate and prompt bills which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our customers.

   We depend on our information systems to bill our customers accurately and promptly. Because of the deployment of our network and our expansion plans, we are continuing to upgrade our information systems. Our failure to identify all of our information and processing needs or to adequately upgrade our information systems could delay our collection efforts, cause us to lose revenue and adversely affect our relations with our customers.

We may not receive timely and accurate call data records from our suppliers which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our suppliers.

   Our billing and collection activities are dependent upon our suppliers providing us with accurate call data records. If we do not receive accurate call data records in a timely manner, our collection efforts could suffer and we could lose revenue. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved, which could adversely affect our relations with our suppliers.

We depend on the networks and services of third party providers to serve our customers and our relationships with our customers could be adversely affected by failures in those networks and services.

   We depend almost entirely on other carriers for the switching and transmission of our customer traffic. After we complete deploying our network, we will still rely to some extent on others for switching and transmission of customer traffic. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

   Although we can exercise direct control of the customer care and support we provide, most of the services we currently offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our relationships with our customers.

Increases in customer attrition rates could adversely affect our operating results.

   Our customers may not continue to purchase local, long distance, data or other services from us. Because we have been selling voice and data telecommunications under our own brand name for a short time, our customer attrition rate is difficult to evaluate. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control as well as a result of our own performance. Increases in customer attrition rates could have a material adverse effect on our results of operations.

We may be unable to effectively manage our growth, which could materially adversely affect all aspects of our business.

   We are pursuing a business plan that will result in rapid growth and expansion of our operations if we are successful. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to retain or replace our senior management or hire and retain other highly skilled personnel upon which our success will depend.

   We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. If we cannot attract and retain the additional employees we need, we will be unable to successfully implement our business strategy.

Changes to the regulations applicable to our business could increase our costs and limit our operations.

   We are subject to federal, state, and local regulation of our local, long distance, and data services. The outcome of the various administrative proceedings at the federal and state level and litigation in federal and state courts relating to this regulation, as well as federal and state legislation may increase our costs, increase competition and limit our operations.

Rapid technological changes in the telecommunications industry could render our services or network obsolete faster than we expect or require us to spend more than we currently anticipate.

   The telecommunications industry is subject to rapid and significant changes in technology. Any changes could render our services or network obsolete, require us to spend than we anticipate or have a material adverse effect on our operating results and financial condition. Advances in technology could also lead to more entities becoming our direct competitors. Because of this rapid change, our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to these changes, such as evolving industry standards. We cannot be sure that:

  . we will be able to offer the services our customers require;

  . our services will not be economically or technically outmoded by current or future competitive technologies;

  . our network or our information systems will not become obsolete;

  . we will have sufficient resources to develop or acquire new technologies or introduce new services that we need to effectively compete; or

  . our cost of providing service will decline as rapidly as the costs of our competitors.

Our systems and network, and the systems of our suppliers, may not properly process date information after December 31, 1999, which could increase our costs, disrupt our business and adversely affect our relations with our customers.

   Failure of our systems and network to adequately process year 2000 information could cause miscalculations or system failures that could affect our operations. We cannot assure you that we have successfully identified all year 2000 problems with our information systems and network. We also cannot assure you that we will be able to implement any necessary corrective actions in a timely manner. If we or the companies that provide us services or with whom our systems interconnect fail to successfully identify and remediate year 2000 problems, our service and operations may be disrupted. These problems could increase our costs and adversely affect our relations with our customers and business.

We may pursue acquisitions which could disrupt our business and may not yield the benefits we expect.

   We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business because we may:

  . experience difficulties integrating acquired operations and personnel into our operations;

  . divert resources and management time;

  . be unable to maintain uniform standards, controls, procedures and policies

  . enter markets or businesses in which we have little or no experience; and

  . find that the acquired business does not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

   As of August 2, 1999, our officers and directors and parties related to them control approximately 35% of the voting power of our outstanding capital stock. Robert J. Fabbricatore, our Chairman and Chief Executive Officer, controls approximately 18% of our voting power. Therefore, the officers and directors are able to significantly influence any matter requiring shareholder approval. In addition, Mr. Fabbricatore and some of his affiliates have agreed to vote shares they control to elect to our board up to two persons designated by the holders of a majority of our Series A preferred stock.

Fluctuations in our operating results could adversely affect the price of our common stock.

   Our annual and quarterly revenue and results could fluctuate as a result of a number of factors, including:

  . variations in the rate of timing of customer orders,

  . variations in our provisioning of new customer services,

  . the speed at which we expand our network and market presence,

  . the rate at which customers cancel services, or churn,

  . costs of third party services purchased by us, and

  . competitive factors, including pricing and demand for competing services.

   Also, our revenue and results may not meet the expectations of securities analysts and our stockholders. As a result of fluctuations or a failure to meet expectations, the price of our common stock could be materially adversely affected.

Our stock price is likely to be volatile.

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

  . announcements of developments related to our business, or that of our competitors, our industry group or our customers;

  . fluctuations in our results of operations;

  . hiring or departure of key personnel;

  . a shortfall in our results compared to analysts' expectations and changes in analysts' recommendations or projections;

  . sales of substantial amounts of our equity securities into the marketplace;

  . regulatory developments affecting the telecommunications industry or data services; and

  . general conditions in the telecommunications industry or the economy as a whole.

The market price of our common stock could be depressed by the substantial number of our shares that are eligible for future sale.

   After the reorganization is completed, all of our outstanding common shares will be freely tradeable in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales might occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

   The telecommunications industry has experienced significant consolidation in recent years. However, provisions of CTC Group's certificate of incorporation and bylaws and the provisions of Delaware law could make it more difficult for a third party to acquire control of CTC Group even if a change in control would be beneficial to our stockholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for CTC Group. In addition, our board of directors may issue, without stockholder approval, shares of preferred stock with terms set by the board. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could depress the price of the common stock.

The forward looking statements we make in this document are inherently uncertain.

   Certain statements about us and our industry under the captions "Summary," "Risk Factors," and elsewhere in this document and incorporated by reference into this document are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements in this document that are not historical facts. When we use the words "estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this document, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this document or the document from which they are incorporated. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                      Information About the Annual Meeting

Time and Place of Meeting

   We have furnished this document to you to solicit your proxy for use at the annual meeting of stockholders to be held on September 16, 1999 at 9:30 a.m., and at all adjournments thereof.

   We will hold the meeting at the principal executive offices of CTC Communications, located at 220 Bear Hill Road, Waltham, Massachusetts 02451 (781-466-8080).

   At the meeting, the persons named in the enclosed proxy will vote all proxies received in time and not revoked in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted to approve the proposals. You may revoke your proxy at any time before your shares are voted by filing a later dated proxy with CTC Communications, by attending the meeting and voting in person, or by notifying CTC Communications of the revocation in a later dated writing to its Clerk at 220 Bear Hill Road, Waltham, MA 02451.

Voting Rights and Vote Required

   The close of business on August 2, 1999 is the record date for the annual meeting. As of the record date, August 2, 1999, CTC Communications had 13,907,704 shares of common stock and 666,666 shares of Series A convertible preferred stock outstanding and entitled to vote. Each outstanding share of common stock entitles the record holder to one vote. As of the record date, each holder of Series A convertible preferred stock is entitled to 2.45 votes per share.

   Holders of a majority interest of all of the common stock and Series A preferred stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum. In the absence of a quorum, the annual meeting may be adjourned from time to time until the necessary stockholders are present.

   The holders of the common stock and Series A preferred stock will vote together as a single class for the election of directors, approval of the amendment to the 1998 Incentive Plan, approval of the outside directors' equity incentive plan and the approval of the plan of reorganization. The holders of Series A preferred stock will also vote separately for the approval of the plan of reorganization.

   For the election of directors, the nominees who receive the most votes will be elected no matter how many votes are cast. Therefore, if you do not vote for a particular nominee, or if you withhold authority for one or all of the nominees, your vote will not count either for or against the nominee.

   For the approval of the amendment to the 1998 Incentive Plan and the approval of the outside directors' equity incentive plan, the required vote is a majority of the shares of common stock present, in person or by proxy, and voting on the matter. Therefore, if you abstain or otherwise do not vote on this proposal, it will not have any effect on the outcome of the voting.

   For the approval of the reorganization the required vote is:

  . the affirmative vote of two-thirds of the voting power of the shares of CTC Communications common stock and Series A preferred stock entitled to vote, voting together as a single class; and

  . the affirmative vote of two-thirds of the shares of CTC Communications
    Series A convertible preferred stock entitled to vote, voting separately.

   Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

   Votes cast by proxy or in person at the annual meeting will be counted by persons appointed by us who will act as election inspectors for the meeting. The election inspectors will count the total number of votes cast "for" the approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares that reflect abstentions and "broker non-votes" as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have the discretionary voting power on a particular matter. Abstentions and broker non-votes have the effect of votes cast against the reorganization proposal. Neither abstentions nor broker non-votes have any effect on the outcome of voting on any of the other proposals.

         Appraisal Rights of Dissenting CTC Communications Stockholders

   Appendix B is a copy of these rights as set forth in Sections 86 through 98 of Chapter 156B of the General Laws of Massachusetts. Dissenter's rights entitle shareholders to demand payment for their shares instead of participating in the reorganization.

   In accordance with Section 87 of Chapter 156B of the General Laws of Massachusetts, we advise you: if the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder
(1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from CTC Communications, within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts.

   If you have made your demand for appraisal rights in a timely manner, we will be required to pay you the fair market value of your shares within 30 days after the expiration of the 20-day period referenced above. If during the 30-day period we do not come to agreement as to the fair value of the shares, either you or we may, within four months after the end of the 30-day period, have the fair value of stock of all dissenting stockholders determined by judicial proceedings by filing a bill in equity in the Superior Court in Middlesex County, Massachusetts. For the purposes of the Superior Court's determination, the value of the shares of CTC Communications would be determined as of the date preceding the date of the vote of the stockholders approving the proposal and would be exclusive of any element of value arising from the expectation or accomplishment of the reorganization. Upon making written demand for payment, you will no longer be entitled to notices of meetings of stockholders, to vote, or to dividends unless no suit is filed within four months to determine the value of the stock, any suit is dismissed as to you, or you, with our written approval withdraw your objection in writing.

   The enforcement of your appraisal rights as set forth in Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws is an exclusive remedy except for your right to bring a proceeding to obtain relief on the ground that the merger will be or is illegal or fraudulent as to you.

   The provisions of Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws are technical in nature and are complex. If you would like to exercise your appraisal rights, you should consult legal counsel for assistance since your failure to comply strictly with any of the provisions may nullify your rights.

   Our credit facilities would prohibit us from making payments to stockholders who exercise their appraisal rights to demand payment for their stock. See the section entitled "If our stockholders exercise appraisal rights or if we do not consummate the reorganization, we could default under our credit facilities and be unable to pay those debts" under "Risk Factors."

                              Proposal Number One:
                             Election of Directors

   Our bylaws provide that our board of directors must consist of not less than three nor more than eleven members. Our bylaws also provide that the board of directors is classified into three classes, as nearly as equal in number as possible, so that each director serves for three years and until their successors are duly elected and qualified, and one class of directors will be elected each year. We currently have ten members on our board of directors: three Class I Directors (Messrs. Hermann, Sillari and Redfield), three Class II Directors (Messrs. Murphy and Santagati and Ms. Courage) and four Class III Directors (Messrs. Fabbricatore, Maroni, Nicholson and Troupe). The terms of the Class I, Class II and Class III Directors expire upon the election and qualification of their successors at the annual meetings of stockholders held following the end of fiscal years 2001, 2002 and 2000, respectively.

   Messrs. Murphy and Santagati and Ms. Courage have been nominated to stand for re-election as Class II Directors at this meeting to hold office until 2002 and until their respective successors are elected and qualified. The persons named in the enclosed proxy intend to vote all shares represented by a proxy which has been properly executed, returned and not revoked for the election of each of J. Richard Murphy, Richard J. Santagati and Katherine D. Courage as Class II Directors for a three-year term unless you specify otherwise in the proxy. We expect that each nominee will be able to serve, but if any of the nominees is unable to serve, all proxies may be voted for a substitute nominee designated by the board of directors. These nominees experience and qualifications and summarized below:

   Katherine D. Courage is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of the offering. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc for ten years where she was a managing director in the Global Telecommunications Group. Ms. Courage also worked at Merrill Lynch & Co. in the corporate finance department. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc.

   J. Richard Murphy has been a managing director of Baldwin & Clarke Corporate Finance, Inc., a Bedford, New Hampshire investment banking firm, since August 2, 1999. Mr. Murphy was the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, from April 1996 to August 1999. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1995 of Arlington Data Corporation, a systems integration company located in Amesbury, Massachusetts; from 1992 to 1996 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and from 1994 to 1996 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. In June 1996, Arlington Data Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

   Richard J. Santagati has been the President of Merrimack College in North Andover, Massachusetts since 1994. Mr. Santagati also serves as a director of Celerity Solutions, Inc., a software company.

Recommendation:

   Our board of directors recommends that you vote "FOR" the election of each nominee named above.

                              Proposal Number Two:
                Approval of Amendment to the 1998 Incentive Plan

Proposal

   Our board of directors has adopted an amendment to our 1998 Incentive Plan to increase the number of shares of common stock issuable under the plan from 1,500,000 shares to 2,250,000 shares. The proposed amendment is subject to shareholder approval.

   We believe that the Incentive Plan is serving its purpose in helping to attract, retain and reward persons who can make significant contributions to our success, and in strengthening the commonality of interest between these persons and our shareholders. To continue to meet these objectives, we believe that we need to have additional shares available for awards under the plan.

   On July 29, 1999, the last sale price quoted on the Nasdaq National Market of a share of the our common stock was $17.56 per share.

   We have not yet made any determination as to (i) which individuals may in the future receive options or rights under the amended Incentive Plan, (ii) the number of shares to be covered by any options or rights granted to any single individual, or (iii) the number of individuals to whom options or rights will be granted. We will use the proceeds we receive from the sale of stock pursuant to the plan for general purposes, or in the case of the receipt of payment in shares of common stock, as the board of directors may determine, including redelivery of the shares received upon exercise of options.

Summary of the Incentive Plan

   The following is a summary of the key features of the Incentive Plan.

   Administration. The administrator of the Incentive Plan will be the board of directors or one or more committees, which in the case of awards granted to our officers will be comprised solely of two or more outside directors (within the meaning of Section 162(m) of the Internal Revenue Code). Subject to the terms of the plan, the administrator has authority to interpret the plan and to set or change the terms of any award.

   Eligibility and Participation. In general, the administrator will select participants in the plan from among our key employees who, in the opinion of the administrator, are in a position to make a significant contribution to our success. As of July 15, 1999, we employed approximately 396 people. The administrator also has discretion to include as participants in the plan members of our board of directors and other persons who provide services to us or our affiliates. The maximum number of shares for which stock options may be granted to any person in any calendar year, and the aggregate maximum number of shares of common stock which may be delivered to any person pursuant to awards that are not stock options or stock appreciation rights are each limited to 1,000,000. In addition, no more than $1 million may be paid to any individual with respect to any single cash performance-based bonus, and no more than $1 million in cash performance-based bonuses may be paid to any individual with respect to performance periods ending in the same fiscal year. No award of an incentive stock option, as described below, may be granted under the plan after November 16, 2008, but incentive stock options previously granted may extend beyond that date.

   Types of Awards. The plan provides for awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, deferred stock grants, performance awards, cash bonuses, loans and combinations of the above.

   Stock Options. The plan authorizes the administrator to grant incentive stock options and non-qualified stock options. The difference between the two types of options is that incentive stock options are intended to qualify for special beneficial tax treatment, described below, and therefore must meet requirements imposed by federal tax laws. Under the plan, the exercise price of incentive stock options granted under the plan must be at least 100% of the fair market value of our common stock at the time of the grant, and the exercise price of incentive stock options granted to our 10% stockholders must be at least 110% of the fair market value of our common stock at the time of grant. The administrator may set any exercise price for non-qualified stock options granted under the plan. The administrator may set the terms and vesting for both types of options, so long as the term does not exceed ten years. Option holders may make payment for the option price by cash or check or, subject to the administrator's approval, by tendering shares of common stock, by using a promissory note, by giving a broker's unconditional and irrevocable undertaking to pay the exercise price, or by a combination of the above.

   Stock Appreciation Rights. A stock appreciation right entitles the holder on exercise to receive an amount of cash or stock based on the appreciation in the fair market value of a share of stock measured from the date of the grant to the date of exercise, or any other performance standard set by the administrator. The administrator may grant stock appreciation rights alone or together with stock options. Stock appreciation will be exercisable at such time, and on such conditions, as the administrator may specify.

   Stock Awards. The plan provides for awards of nontransferable shares of restricted common stock that are subject to forfeiture as well as of unrestricted shares of common stock. The administrator may specify a purchase price for such stock awards. Restricted securities will become freely transferable upon the completion of the restricted period set by the administrator and satisfaction of any conditions to vesting. The administrator, in its sole discretion, may waive all or part of the restrictions and conditions at any time.

   The plan also provides for deferred stock grants entitling the recipient to receive future shares of common stock, at times and on conditions specified by the administrator. It also provides for performance awards entitling the recipient to receive cash or common stock following the attainment of performance goals. Performance conditions and provisions for deferred stock may also attach to other awards under the restated equity incentive plan.

   Other Awards. The plan allows for loans in connection either with the purchase of common stock under an award or with the payment of any federal, state and local tax for income recognized as a result of an award. The administrator will determine the terms of any loan, including the interest rate, which may be zero. In connection with any award, the administrator may also grant a cash award to offset federal, state and local income taxes.

   General. Except as provided by the administrator, if a participant dies, the participant's executor, administrator or transferee may exercise the participant's exercisable options and stock appreciation rights for one year, or for the remainder of their original term, if less. Options and stock appreciation rights not exercisable at a participant's death terminate.

   Except as otherwise determined by the administrator, when a participant leaves CTC his or her options and stock appreciation rights will remain exercisable for three months or the remainder of their original term, if less, to the extent they were exercisable immediately prior to leaving. If not exercisable immediately prior to leaving, the participant's options and stock appreciation rights will terminate. The administrator may terminate all of a participant's options and stock appreciation rights immediately if the participant is terminated for cause, which, in the administrator's opinion, casts such discredit upon the participant to justify immediate termination of such awards.

   Subject to the terms of the plan, CTC retains the right at any time, with the award holder's consent, to extinguish rights under an award in exchange for payment in cash, common stock or other property on such terms as the administrator determines. Except as the administrator otherwise provides, awards may not be transferred other than by will or by the laws of descent and distribution.

   In the event of a consolidation or merger in which CTC is not the survivor or which results in the acquisition of substantially all CTC's outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets or a dissolution or liquidation of CTC, all outstanding awards will vest and become exercisable immediately prior to the covered transaction. Upon the consummation of such covered transaction, all awards outstanding and requiring exercise will be forfeited unless assumed by an acquiring or surviving entity.

   In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in our capital structure, the administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the plan to the maximum share limits under the plan, to the number and kind of securities subject to awards, to any exercise prices, and to any other provision affected by such change. Subject to the plan, the administrator also may make other adjustments to take into account other distributions or events.

Certain Federal Income Tax Consequences

   In general, an optionee realizes no taxable income and we receive no deductions upon the grant of a stock option under the plan. The character of the stock option determines the tax consequences associated with the exercise of a stock option or the disposition of shares acquired upon exercise. In general, no taxable income for regular income tax purposes or deductions to CTC result from an incentive stock option exercise. If the optionee disposes the shares after two years from the date of grant or one year after exercise, the optionee realizes a long-term capital gain or loss upon a subsequent sale, and we receive no deduction. If an optionee disposes of shares purchased under an incentive stock option within these one- and two-year holding periods, the optionee realizes ordinary income equal, in general, to the option spread at time of exercise, and we receive a corresponding deduction.

   In general, on the exercise of a non-qualified stock option an optionee realizes ordinary income equal to the option spread, and we receive a corresponding deduction. Upon a subsequent sale of the shares, an optionee recognizes a capital gain or loss for which we receive no deduction. In general, the plan treats an incentive stock option exercised more than three months after termination of employment as a non-qualified stock option. The plan also treats incentive stock options as non-qualified stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value in excess of $100,000, determined at the date of grant.

   For shares subject to a substantial risk of forfeiture, special tax rules may defer the recognition or measurement of income associated with the exercise of stock options under the restated equity incentive plan, or the disposition of shares acquired upon exercise.

   Under Section 162(m) of the Internal Revenue Code, CTC may not deduct more than $1 million for payments made to any of its five highest paid executive officers. However, no limits restrict other forms of employee compensation, including performance-based compensation. We intend incentive stock options and non-qualified stock options awarded under the plan, if granted with an exercise price at least equal to the fair market value of the common stock on the date of grant, to qualify for the performance-based exception from the $1 million deduction limitation.

   Under the so-called "golden parachute" provisions of the Internal Revenue Code, we may have to value and take into account the vesting or accelerated exercisability of stock options in connection with a change in control of CTC in determining whether participants received compensatory payments, contingent on the change in control that exceed limits set by the tax laws. If compensatory payments exceed these limits, a substantial portion of amounts payable to the participant, including payments taken into account by reason of the grant, vesting or exercise of options under the plan, may be subject to additional federal tax and may be nondeductible to CTC.

Recommendation:

   Our board of directors recommends that you vote "FOR" the approval of the proposed amendment to the 1998 Incentive Plan.

                             Proposal Number Three:
       Approval of 1999 Equity Incentive Plan for Non-Employee Directors

Proposal

   Our board of directors has adopted the 1999 Equity Incentive Plan for Non-Employee Directors. This plan is designed to advance our interest by enhancing our ability to attract and retain non-employee directors who are in a position to make significant contributions to our success and to align the interest of those directors more closely with our stockholders. The board of directors adopted the plan to align the equity compensation of the board with that of comparable companies, to permit each eligible director to elect to receive his or her directors fees in stock instead of cash and to take advantage of additional flexibility provided by revised federal regulation. The proposed plan is subject to shareholder approval.

Description of the 1999 Directors Plan

   The following is only a summary of the 1999 Directors Plan, which appears as Appendix C to this Proxy Statement. You should review the full text of the plan. The administrator of the plan will be the compensation committee or other committee of the board of directors designated by the board for that purpose. At each annual meeting at which an eligible director is reelected or is continuing as a director, including this annual meeting, he or she will be granted an option to purchase 10,000 shares of common stock. The options described in this paragraph are referred to as formula options. These formula options will have an exercise price of 100% of the fair market value of the common stock on the day before the date of the grant. The formula options are exercisable five years after the date of grant. Eligible directors are those directors who are not our employees and currently include all directors except Robert J. Fabbricatore.

   In addition to formula options, the administrator also has the authority to award options to eligible directors in amounts and on terms as it determines. These options are referred to as discretionary options. The exercise price of discretionary options will be set by the administrator and will become exercisable and expire as the administrator determines, but no options will expire later than 10 years from the date of grant.

   The exercise price of any option granted under the plan may be paid in cash or check, bank draft or money order, by tendering shares of common stock having a fair market value equal to the exercise price, by delivering an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price or by any combination of the foregoing. At the request of an option holder, and if the market price of the shares of common stock subject to an option exceeds the exercise price of the option at the time of exercise, the administrator may, in its sole discretion, cancel the option and cause CTC to pay to the person exercising the option in cash or common stock an amount equal to the difference between the fair market value of the stock which would have been purchased pursuant to the option and the aggregate exercise price which would have been paid. Each option will be non-transferable except by will or the laws of descent and distribution.

   If a director dies, or otherwise ceases to be a director, all options not then exercisable will immediately terminate, unless the board of directors otherwise determines. Any exercisable options will remain exercisable for a period of one year following death or three months following other termination of the individual's status as a director, but in no event beyond the fifth anniversary of the date of grant in the case of formula options and beyond the tenth anniversary of the date of the grant in the case of discretionary options. Upon a merger or consolidation, which results in a 50% change in ownership, a transfer of all or substantially all of our assets, or a dissolution or liquidation of CTC, all options not then exercisable will become exercisable and all unexercised options will terminate upon the consummation of the transaction. However, in lieu of termination, the board of directors may cause the acquiring or surviving corporation to assume all options outstanding under the plan or provide replacement options for on substantially the same terms, with any necessary adjustments.

   In addition to the option grants, the plan allows each eligible director to elect annually in advance to receive his or her fees in the form of deferred grants of common stock, rather than cash, payable on the earlier of (i) the first business day of the third January following the date of grant,
(ii) a change of control of CTC or (iii) the date the eligible director ceases to be a director. Each eligible director will receive a deferred stock award in lieu of any annual retainer fee to which such eligible director may be entitled and a deferred stock award in lieu of any fees to which such eligible director may be entitled with respect to any meeting of the board of directors or any committee thereof. The number of shares of common stock subject to a deferred stock award will be that number of shares of common stock the fair market value of which is equal, in the case of annual fees, to the amount of the annual fee on the first business day of the calendar year for which the annual fee is payable, and in the case of meeting fees, to the amount of the meeting fee on the day before the date of meeting for which the meeting fee is payable.

   A total of 200,000 shares of common stock has been reserved for issuance under this plan, subject to adjustment for stock splits and similar events.

Certain Federal Income Tax Consequences

   For federal income tax purposes, options under the this plan are treated as non-qualified stock options. The tax consequences associated with the grant and exercise of such options are similar to those described above for non-qualified stock options under "Approval of Amendment to the 1998 Incentive Plan--Certain Federal Income Tax Consequences."

Recommendation:

   Our board of directors recommends that you vote "FOR" approval of the 1999 Equity Incentive Plan for Non-Employee Directors.

                             Proposal Number Four:
                               The Reorganization

   Your approval of the reorganization will constitute approval of the agreement and plan of reorganization, the certificate of incorporation of CTC Group and the bylaws of CTC Group.

Proposed Reorganization

   The board of directors of CTC Communications has approved the agreement and plan of reorganization to permit the reorganization of the corporate structure of CTC Communications and recommends that the stockholders of CTC
Communications also approve it. The reorganization will result in CTC Communications becoming a wholly-owned Massachusetts subsidiary of the Delaware holding company, CTC Group.

Reasons for the Reorganization

Requirement under our Credit Facility

   In September 1998, CTC Communications entered into a $75 million loan and security agreement with Goldman Sachs Partners L.P. and Fleet National Bank. In this agreement, CTC Communications agreed to restructure the company as a Delaware holding company. The lenders under this facility have extended the date by which we must obtain stockholder approval until September 30, 1999. Following the reorganization, CTC Group is required to pledge the shares of its subsidiary, CTC Communications, to the lenders as collateral for the loan. If we do not obtain stockholder approval of the reorganization before September 30, 1999, we will be in default under this facility and the lenders could require us to repay our loans.

Predictability, Flexibility and Responsiveness to Corporate Needs.

   For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws which are updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues. A substantial body of case law has developed construing Delaware corporations law and establishing specific legal principles and policies regarding Delaware corporations. This provides greater legal predictability with respect to the corporate legal affairs of Delaware corporations than other jurisdictions such as Massachusetts, our current state of incorporation. We believe that Delaware will continue its leadership position in the development of corporate law in the United States, and that the Delaware legislature will continue to ensure that Delaware corporate law is up to date and flexible. We believe that as a result Delaware law will provide greater efficiency, predictability and flexibility in our legal affairs than is presently available under Massachusetts law.

Directors and Officers.

   We believe that organizing a holding company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware offers directors and officers more certainty and stability. Under Delaware law the parameters of director and officer liability are more clearly defined and better understood than under Massachusetts law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability and are paid relatively little. Thus, we believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

   We believe Delaware law provides appropriate protection for stockholders from possible abuses by directors and officers. Under Delaware law, directors' personal liability cannot be eliminated for

  . any breach of the director's duty of loyalty to the corporation or its stockholders,

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . unlawful payment of dividends or unlawful repurchases or redemptions of stock, or

  . any transactions from which the director derived an improper personal benefit.

Takeover Response.

   In general, Delaware case law provides a well developed body of law defining the proper duties and decision making process expected of a board of directors in evaluating potential and proposed corporate takeover offers and business combinations. We believe that this will provide our directors with better guidance if they are faced with a hostile takeover attempt.

   Also, we may consider adopting measures designed to protect stockholder interests in the event of a hostile takeover attempt. Such anti-takeover measures have not been as fully tested in the Massachusetts courts as in the Delaware courts. As a result, Delaware law affords greater certainty that any such measures would be interpreted, sustained and applied in accordance with the intentions of the board. We believe that such anti-takeover measures and related Delaware law could help us to protect our corporate strategies, to consider fully any proposed takeover and alternatives, and, if appropriate, to negotiate terms that maximize the benefit to our stockholders.

Financing Flexibility.

   In addition to the benefits that Delaware law affords, we believe that a holding company structure will be beneficial to stockholders because it will provide the Company with more flexibility in structuring financing arrangements. For example, in a holding company structure, we could issue debt at the operating company level that would be structurally senior to debt at the holding company level. Many financial institutions prefer this structural subordination over the subordination provided solely by contract.

Reorganization Procedure

   The reorganization involves two steps. First, we incorporated two new corporations in the state of Delaware. We organized CTC Communications Group, Inc. as a holding company and CTC-Newco as its wholly-owned subsidiary. Neither of these companies have any business. Pursuant to the plan of reorganization, CTC-Newco will merge into CTC Communications. CTC Communications will survive the merger as a wholly-owned Massachusetts subsidiary of CTC Communications Group, Inc.

   On the effective date of the reorganization, each outstanding share of common stock and Series A convertible preferred stock of CTC Communications will automatically convert into one share of common stock and one share of Series A convertible preferred stock of CTC Group. Stockholders of CTC Communications will automatically become stockholders of CTC Group. Assuming that no stockholder exercises his or her appraisal rights, the same number of shares of CTC Group will be outstanding immediately after the reorganization as there were outstanding shares of CTC Communications immediately before. In addition, on exercise of any outstanding option, warrant or right to acquire shares of common stock of CTC Communications, the holders of those options, warrants or rights will be entitled to receive an equal number of shares of common stock of CTC Group, under the same terms as the original options, warrants or rights. All of CTC Communications' employee benefit plans, including the 1993 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the Employee Stock Purchase Plan, the Employee Stock Benefit Plan, the 401(k) Savings Plan, and the 1998 Incentive Plan, will be adopted and continued by CTC Group following the reorganization. If approved, the Directors Plan will be adopted and confirmed by CTC Group following the reorganization. Your approval of the proposed reorganization will constitute approval of the adoption and assumption of those plans by CTC Group.

   You do not need to take any action to exchange your stock certificates. Do not turn in your stock certificates. Certificates for shares of CTC Communications' stock will automatically represent an equal number of shares of CTC Group stock upon completion of the reorganization.

Capitalization of the Delaware Holding Company

   CTC Communications is authorized to issue up to 25,000,000 shares of common stock, and up to 1,000,000 shares of preferred stock. 13,907,704 shares of common stock and 666,666 shares of Series A convertible preferred stock are outstanding as of August 2, 1999. In addition, options to purchase 3,639,018 shares of our common stock and warrants to purchase 988,071 shares of common stock were outstanding on August 2, 1999.

   CTC Group is authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. CTC Group's authorized capital is significantly greater than that of CTC Communications.

Common Stock

   The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. After the payment of any required preferential amounts to the holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends that may be declared by the board of directors. In the event of the liquidation, dissolution or winding up of CTC Communications, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the payment of any required preferential amounts to the holders of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

   We have no plans to approve future issuances of additional shares of common stock of CTC Group other than the shares reserved for issuance upon exercise of stock options or warrants and other than pursuant to our 1998 Incentive Plan and our outside directors' equity incentive plan. However, we have authorized a larger number of shares of common stock of CTC Group so that we have shares available to provide us with additional business and financing flexibility in the future. The board may use the additional shares without further stockholder approval to, among other things

  . issue additional dividends in the form of stock splits,

  . raise capital,

  . provide equity incentives to employees, officers or directors,

  . establish strategic relationships with other companies, and

  . expand CTC Communications' business or product lines through the acquisition of other businesses.

   We could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control of our management. For example, without further stockholder approval, we could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, you should be aware that approval of this proposal could facilitate future efforts by CTC Communications to deter or prevent changes in control, including transactions in which you might otherwise receive a premium for your shares over then current market prices.

Preferred Stock

   Each share of our Series A convertible preferred stock accrues a dividend in an amount equal to an annual rate of 9% of the $18.00 per share purchase price per annum compounding every six months. This dividend is payable upon redemption, liquidation or conversion of the Series A convertible preferred stock. The holders of a majority of the Series A preferred stock may elect to cause us to redeem the Series A convertible preferred stock after April 9, 2003. Upon any liquidation, dissolution or winding up of CTC Communications, holders of the Series A convertible preferred stock will be entitled to receive the payment of a preferential amount, before any distribution or payment is made with respect to any junior class of our capital stock. The preference amount payable for each share of our Series A convertible preferred stock will be an amount in cash equal to the greater of:

  . the purchase price plus all accrued dividends through the date of payment, or

  . the purchase price plus all accrued dividends plus an acceleration of the dividend due through April 9, 2003. Prior to any liquidation, dissolution or winding up of CTC Communications, the Series A convertible preferred stock will automatically convert into common stock if the liquidation amount is less than the amount the holder of Series A convertible preferred stock would have received had the holder converted to common stock.

   The Series A convertible preferred stock can be converted by its holders into common stock at any time. In addition, we have the right to convert the Series A convertible preferred stock. We can convert the Series A convertible preferred stock prior to April 10, 2002, if the trading price of our common stock is at least $27.00 for thirty consecutive trading days. After April 10, 2002, we can convert the Series A convertible preferred stock if the trading price of our common stock is at least $9.00 for thirty consecutive trading days. On the date of issuance, the 666,666 shares of Series A convertible preferred stock were convertible into 1,333,332 shares of our common stock. The number of shares of common stock into which the Series A convertible preferred stock can be converted increases by an amount equal to the accrued dividend divided by $9.00. The number of shares of common stock also adjusts on some issuances of common stock, or securities convertible into or exercisable for common stock, that would dilute the economic interest of the holders of the Series A convertible preferred stock. Holders of the Series A convertible preferred stock are entitled to a number of votes equal to the lesser of

  . the whole number of shares of common stock they would receive if they converted their Series A convertible preferred stock plus the number of warrants they hold that were issued with the convertible preferred stock; and

  . the number of shares of Series A convertible preferred stock they hold multiplied by 2.476.

   For example, on August 2, 1999, the aggregate accrued dividend on the Series A convertible preferred stock was $1,472,652. Dividing this accrued dividend by $9.00 equals 163,628, or the number of additional shares of common stock issuable upon conversion of the Series A convertible preferred stock. In connection with the issuance of the Series A convertible preferred stock CTC Communications issued warrants to purchase an aggregate of 133,333 shares of its common stock. The sum of the shares issuable on conversion of the Series A convertible preferred stock, or 1,496,961, plus the 133,333 warrants issued with the Series A convertible preferred stock is 1,630,294. Because this number is less than 666,666 multiplied by 2.476 the number of votes the holders of the Series A convertible preferred stock are entitled to on August 2, 1999 is 1,630,294. Except as required by law or the certificate of designation, the holders of Series A preferred stock vote with the holders of the common stock as a single class.

   The certificate of incorporation of CTC Group, like the existing articles of organization of CTC Communications, will give the board the authority to designate one or more additional series of preferred stock. Such provisions are often referred to as "blank check" provisions, since they give the board the flexibility, without further stockholder approval, to create one or more series of preferred stock and to determine the designations, preferences and limitations of each such series. For each series of preferred stock it authorizes, the board will have the authority to determine, among other things:

  . the number of shares,

  . dividend rights,

   .voting rights,

  . conversion privileges,

  . redemption provisions,

  . sinking fund provisions,

  . rights upon liquidation, dissolution or winding up of CTC Group and

  . other relative rights, preferences and limitations of such series.

   If the board authorizes a series of preferred stock that provides for dividends, the dividends may be cumulative and the designations of the series may require that no dividends may be paid on the common stock until the cumulative dividends are paid on the preferred stock. In addition, the board may designate a series of preferred stock that in the event of any dissolution, liquidation or winding up of CTC Group, entitles its holders to receive a liquidation preference together with all accumulated and unpaid dividends, prior to the distribution of any assets or funds to the holders of common stock. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could therefore result in a reduction in the assets available for distribution to the holders of common stock in the event of liquidation of CTC Group. Holders of common stock do not have any preemptive rights to acquire preferred stock or any other securities of CTC Group.

   Giving the board the authority to issue blank check preferred stock will provide us with the flexibility to create a series of preferred stock customized to meet the needs of any particular transaction or market condition. In addition, we could use blank check preferred stock to frustrate attempts at hostile takeover of the company by creating voting impediments. The issuance of additional preferred stock at below market rates would dilute the value of the outstanding securities of CTC Group and similarly hamper a takeover attempt. We could also privately place such shares with friendly purchasers who might oppose a hostile takeover bid. We do not currently have any plans, agreements, commitments or understandings with respect to the issuance of additional shares of preferred stock.

   We believe that CTC Group should have available additional shares of preferred stock for issuance by the board of directors of CTC Group in the future, to the extent deemed advisable by the board.

Registration Rights

   Under the terms of a registration rights agreement with the purchasers of the Series A convertible preferred stock, those purchasers can request that we register their sale of the shares of common stock issuable upon exercise of the warrants or upon conversion of the Series A convertible preferred stock under the Securities Act. Toronto Dominion, Relational Funding Corporation, Goldman Sachs and Fleet also have registration rights under the terms of warrants we issued to them.

   The certificate of incorporation of CTC Group is attached to the agreement and plan of reorganization. That agreement is attached to this document as Appendix D. You should review Appendix D carefully.

Interests of the Company's Directors and Officers

   You should be aware that reincorporation in Delaware may benefit our directors by:

  . reducing the directors' potential personal liability and increasing the scope of permitted indemnification,

  . strengthening the directors' ability to resist a takeover bid, and

  . limiting the ability of stockholders to remove directors.

   In considering the reorganization proposal, you should be aware that the reorganization may make it more difficult for holders of a majority of the outstanding shares of our common stock to replace directors or to remove existing management. In particular, a proxy contest may become a less effective means of removing or replacing existing directors and could make a change in control that is opposed by the board more difficult. This could result in a board which is less responsive to specific stockholder initiatives. For a more complete discussion of the principal differences between Massachusetts and Delaware law and the charters and bylaws of CTC Communications and CTC Group as they affect stockholders, see "Significant Changes Caused by the Reorganization."

Significant Changes Caused by the Reorganization

   In general, the corporate law of Massachusetts, CTC Communications' state of incorporation, and the articles of organization and by-laws of CTC Communications govern CTC Communications' corporate affairs at present. You can inspect the Massachusetts articles and bylaws during business hours at the principal executive offices of CTC Communications. In addition, you may obtain copies by writing to CTC Communications Corp., 220 Bear Hill Road, Waltham, Massachusetts, 02451, attention: John D. Pittenger, Executive Vice President-- Chief Financial Officer.

   If the stockholders approve the plan of reorganization, you will become a stockholder of a Delaware corporation. Following the reorganization, Delaware law rather than Massachusetts law will determine issues of corporate governance and control. The Massachusetts articles of organization and bylaws of CTC Communications, will, in effect, be superseded by the Delaware certificate of incorporation and bylaws of CTC Group. Accordingly, it is important for you to understand the differences among these documents and between Delaware and Massachusetts law in deciding whether to approve the reorganization.

   There are a number of differences between Massachusetts and Delaware law and among the various charter documents of CTC Communications and CTC Group. The following discussion summarizes the more important differences between the Massachusetts General laws Annotated, or the MGLA, and the Delaware General Corporation Law, or the DGCL, and between the articles of incorporation and bylaws of CTC Communications, or the Massachusetts articles and bylaws, and the proposed certificate of incorporation and bylaws of CTC Group, or the Delaware certificate and bylaws. We do not intend this summary to be a complete discussion of all of the differences. You should refer to the actual terms of CTC Communications' Articles of Organization and Bylaws and to CTC Group's Certificate of Incorporation and Bylaws.

Annual Meeting of Stockholders

   The DGCL provides that only its directors or someone else specifically authorized by the certificate of incorporation or bylaws may call annual meetings of stockholders. The Delaware bylaws provide that the Chairman of the board of directors, the Chief Executive Officer or the President, or the CTC Group board of directors may call a annual meeting at anytime. If the reorganization is approved stockholders will not be able to call a annual meeting.

   Under the MGLA, unless otherwise provided in the articles of organization or bylaws, the Clerk of a public corporation must call annual meetings of stockholders upon written application by stockholders who hold at least 40% of the capital stock entitled to vote. The Massachusetts bylaws provide that the President or the board of directors of CTC Communications may call annual meetings of stockholders. In addition the Clerk or any other officer must call a annual meeting of stockholders upon written application of stockholders who hold at least 40% of the capital stock entitled to vote.

Voting Requirements and Quorums for Stockholder Meetings

   Under the DGCL, a majority of stock entitled to vote at any meeting of stockholders constitutes a quorum for the transaction of business at the meeting, unless the certificate of incorporation or bylaws specify a different percentage. The certificate of incorporation and bylaws, however, may not provide that a quorum consist of less than one-third of the shares entitled to vote at the meeting. Unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement under the DGCL, the stockholders can approve a proposal if a majority of shares present in person or represented by proxy at meeting at which a quorum is present vote "for" the proposal.

   The Delaware bylaws provide that, except as otherwise provided by law or in the Delaware certificate or bylaws, a quorum for the transaction of business is reached when the holders of a majority of the stock of CTC Group is present or represented by proxy. The Delaware bylaws provide that when a quorum is present, stockholders will approve an action by vote of a majority of the total vote cast, unless the Delaware certificate, Delaware bylaws or DGCL requires a higher percentage of affirmative votes.

   Under the MGLA, unless the articles of organization or bylaws provide otherwise, a majority of the stock entitled to vote at any meeting constitutes a quorum. Except for the election of directors and other fundamental matters, the MGLA does not prescribe the percentage vote required for stockholder action.

   Under the Massachusetts bylaws, a majority of the shares of CTC Communications entitled to vote constitutes a quorum at a meeting. The Massachusetts bylaws provide that, except where a different vote is required by law, the Massachusetts articles or the Massachusetts bylaws, a vote of a majority of each class voting shall determine all questions. Generally, under Massachusetts law, two-thirds of the shares of each class of stock outstanding and entitled to vote or which would be adversely affected by the transaction must approve a merger or a sale of all of the corporation's assets. The reorganization proposal submitted for approval in this document constitutes such a merger.

Business Conducted at Stockholder Meetings

   The Delaware bylaws provide that at an annual meeting the only business that may be conducted is that which has been:

  . specified in the notice of meeting,

  . proposed at the time of the meeting by the CTC Group board of directors, or

  . proposed at the time by a stockholder who had given timely prior written notice to the Secretary of CTC Group of his intention to bring such business before the meeting.

   In all cases, a notice is timely if CTC Group receives it not less than sixty days nor more than ninety days prior to the meeting. If CTC Group gives fewer than seventy days' notice or prior public disclosure of the meeting date, the notice is timely if CTC Group receives it no later than the tenth day following the day on which the company mailed notice of the date of the meeting or made such public disclosure, whichever occurs first. The notice must contain:

  . a brief description of the business the stockholder proposes to bring before the meeting,

  . the name and address of the stockholder,

  . the reasons for conducting the business at the meeting,

  . the class and number of shares of stock of CTC Group beneficially owned by such stockholder, and

  . any material interest of such stockholder in the business proposed.

   If the chairman of a meeting of CTC Group stockholders determines that business was not properly brought before the meeting in accordance with these procedures, stockholders may not act on the business at the meeting.

   The Massachusetts bylaws contain the same provisions as the Delaware bylaws described above.

Nomination and Election of Directors

   The Delaware bylaws provide that, except as otherwise provided by law, the holders of a plurality of the shares of stock present, in person or by proxy, at the meeting and entitled to vote, elect the directors of the corporation. Neither the Delaware certificate nor the Delaware bylaws allows cumulative voting for the election of directors. The Delaware bylaws provide that stockholders must notify the secretary of CTC Group of proposed stockholder nominations of candidates for election as directors by not less than sixty days nor more than ninety days prior to the meeting. If the company gives or makes less than seventy days' notice or prior public disclosure of the date of the meeting, the stockholder must mail or deliver notice to the secretary not later than the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice must contain the following information about the proposed nominee:

  . age,

  . business and residence addresses,

  . principal occupation,

  . the number of shares of stock of CTC Group he or she beneficially owns and

  . any other information that would be required in a proxy statement soliciting proxies for the election of the proposed nominee.

In addition the notice must provide information about the stockholder proposing to nominate that person. CTC Group may also require any proposed nominee to furnish other information reasonably necessary to determine the proposed nominee's eligibility to serve as a director. If the Chairman of a meeting of CTC Group stockholders determines that the stockholders did not nominate the stockholder's candidate in accordance with the foregoing procedures, the candidate is not eligible for election as a director.

   The Massachusetts bylaws contain provisions substantially similar to the provisions of the Delaware bylaws described above.

Inspection Rights

   Under the DGCL, every stockholder has a right to examine during usual business hours, for any proper purpose, the corporation's stock ledger, a list of its stockholders and its other books and records. Stockholders also have the right to make copies or extracts of these documents. In order to exercise this right, you must submit a written demand to the corporation, under oath, stating the purpose of your inspection. If the corporation refuses to permit the inspection or fails to reply to your demand within five business days after you made the demand, you may apply to the Delaware Court of Chancery to compel the inspection. When you seek to have the Chancery Court compel an inspection of the corporation's books and records, other than its stock ledger or list of stockholders, you must first establish that you have complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a "proper purpose" is one that is reasonably related to your interest as a stockholder. The Delaware bylaws also provide that CTC Group must prepare a complete list of stockholders entitled to vote at a given meeting, at least ten days before such meeting. The corporation must make the list available to stockholders for any purpose germane to the relevant meeting, during ordinary business hours, for a period of at least ten days prior to such meeting.

   The MGLA requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders, their record addresses and the amount of stock each holds. You also have the right to copy materials and to be represented by agent or counsel in exercising these rights. The MGLA further provides that if any officer or agent of a corporation refuses or neglects to exhibit the corporate records in legible form or to produce for examination a stockholder list, such officer or agent will be liable to you for actual damages sustained by you because of their refusal or neglect. If you proceed against the company under the foregoing provision, however, the company may raise the defense that the actual purpose and reason for your inspection is to secure a list of stockholders or other information for the purpose of selling the information or of using it for purposes other than in your interest as a stockholder. In addition to your inspection rights set forth in the MGLA, you have a common law right to inspect additional documents, which, if your request is refused by the corporation, may be obtained by petitioning a court for an order to produce the documents. In petitioning a court for such an order, you must show that

  . you are acting in good faith

  . your purpose is to advance the interests of the corporation and protect your own interests as a stockholder, and

  . the requested documents are relevant to those purposes.

Action by Consent of Stockholders

   Under the DGCL and the Delaware certificate, stockholders may take any stockholder action without a meeting and without prior notice, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing. The corporation must file the written consents with the records of the meetings of stockholders. In order for the action to be effective, stockholders must sign and deliver the consents to the corporation within sixty days after the corporation receives the earliest dated consent.

   Under the MGLA, stockholders may take any stockholder action without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the corporation files the written consents with the records of the meetings of stockholders. The Massachusetts bylaws provide that stockholders may take any action without a meeting if all stockholders entitled to vote on the matter consent to the action by writing.

Dividends and Stock Repurchases

   Under the DGCL, a corporation may declare and pay dividends if the capital of the corporation is not less than the total amount of capital represented by all classes of stock having a liquidation preference. In addition, under the DGCL a corporation may generally redeem or repurchase shares of its stock if its capital is not currently impaired and if the redemption or repurchase will not impair its capital. Under the DGCL, the directors of a corporation are jointly and severally liable if they negligently or willfully make improper dividend payments, stock repurchases or redemptions. If a stockholder receives dividends on, or assets for the sale or redemption of, their stock with knowledge that such dividend, repurchase or redemption was unlawful, any director held liable pursuant to this provision may recover from such stockholder.

   The Delaware certificate provides that CTC Group may declare and pay dividends on the common stock from lawfully available funds as and when determined by its board of directors after making payments to any outstanding preferred stock which has preferential dividend rights.

   Under the MGLA, the directors of a corporation will be jointly and severally liable if a payment of dividends or a repurchase of a corporation's stock is made when the corporation is insolvent, renders the corporation insolvent or violates the corporation's articles of organization. If a stockholder receives a distribution other than a distribution of stock when the corporation is insolvent or which renders the corporation insolvent, he will be liable to the corporation for the amount of the distribution, or for the amount of the distribution which exceeds the amount of distribution which could have been made without rendering the corporation insolvent. In either event the stockholders are only liable for the amount paid or distributed to them. A stockholder who pays more than his proportionate share of such distribution or excess may recover from the other stockholders.

Classification, Number and Qualification of the Board of Directors

   The DGCL permits, but does not require, classification of a corporation's board of directors into one, two or three classes. Under the DGCL, the bylaws must set forth how the number of directors will be determined unless the corporation's certificate of incorporation fixes the number of directors. If the certificate of incorporation fixes the number of directors, in order to change the number of directors, the corporation must amend its certificate of incorporation. The Delaware certificate and bylaws provide for three classes of directors. The terms of the classes are staggered so that the stockholders elect the directors of one class each year. The stockholders elect each director for a three-year term or until a successor to each director in each such class is elected. The classification of CTC Group's board is substantially similar to the classification provided in the Massachusetts bylaws.

   The MGLA requires classification of a public corporation's board of directors into three classes, each having a three-year term. The directors of a public corporation may elect by majority vote to be exempt from such requirement or the stockholders of such public corporation may elect to be exempt from such requirement by a vote of two-thirds of each class of stock outstanding. In accordance with the MGLA, the Massachusetts articles and bylaws provide for the classification of CTC Communications' board of directors into three classes, as nearly equal in number as possible. The terms of the classes are staggered so that the stockholders elect the directors of only one class each year. The stockholders elect each director for a three-year term or until a successor to each director in each such class is elected.

   The MGLA requires that the bylaws fix the number of directors, but whenever there are more than two stockholders of record the corporation must not have less than three directors. The Massachusetts bylaws provide that the number of directors of CTC Communications consist of at least three but not more than eleven members. They also provide that the number of directors may be increased or decreased by vote of a majority of the directors then in office.

   Neither the Massachusetts articles nor the Massachusetts bylaws set forth specific qualification requirements for directors.

Removal of Directors

   Under the DGCL and Delaware certificate, stockholders may generally remove directors with or without cause by a majority vote. However, stockholders may remove members of a classified board only for cause, unless the certificate of incorporation provides otherwise.

   The Massachusetts bylaws provide that stockholders may remove a director from office at any time, but only for cause. The holders of not less than a majority of the shares then entitled to vote or a majority of the directors then in office may vote to remove a director for cause.

Vacancies on the Board of Directors

   Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws the vote of a majority of directors then in office, even though less than a quorum, may fill vacancies on the board of directors and newly created directorships. The DGCL also provides that where classes or series of stock elect specific directors, the remaining directors elected by the class or series in whose directorships the vacancy occurs must vote to fill the vacancy. The Delaware certificate and bylaws provide that only a majority of the directors then in office or the sole remaining director, although less than a quorum, may vote to fill newly created directorships or any other vacancies on the CTC Group board of directors. A director elected to fill a vacancy holds office until the next election of his class of directors, unless he or she dies, resigns or is removed before the end of the term.

   The MGLA provides that in the case of a classified board like CTC Communications', only the affirmative vote of a majority of the directors then in office, even though less than a quorum, may fill any vacancy in the board of directors, including a vacancy resulting from the enlargement of the board of directors. The Massachusetts bylaws also provide that CTC Communications' board of directors or the stockholders at the next annual meeting or at a annual meeting called for that purpose, shall fill newly created directorships resulting from any increase in the number of directors.

Exculpation of Directors

   The DGCL permits a corporation to provide in its certificate of incorporation that a director is not personally liable for monetary damages caused by his breach of his fiduciary duties. Under the DGCL, a charter provision limiting liability cannot relieve a director of personal liability for

  . any breach of the director's duty of loyalty to the corporation or its stockholders,

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . unlawful payment of dividends or unlawful repurchases or redemptions of stock or

  . any transactions from which the director derived an improper personal benefit.

   In Massachusetts, a corporation's articles of organization may limit the personal liability of its directors for breaches of their fiduciary duties. Under the MGLA, a corporation's articles of organization may not limit the directors' liability for acts or omission by a director which

  . were in violation of the director's duty of loyalty to the corporation or its stockholders,

  . were not in good faith or which involved intentional misconduct or a knowing violation of law, or

  . involved a financial profit or other advantage to which the director was not legally entitled.

   The MGLA also prohibits the elimination or limitation of director liability for unauthorized loans to insiders or distributions that occur when a corporation is, or which renders a corporation, insolvent.

   The Delaware certificate and the Massachusetts articles provide for limitations on directors' liability as permitted by the DGCL and the MGLA.

Indemnification of Directors, Officers and Others

   Both the DGCL and the MGLA generally permit a corporation to indemnify its directors, officers, employees and others for expenses incurred by them because of their position with the corporation. For the corporation to provide indemnity, the person must have acted in good faith and with the reasonable belief that his or her conduct was not opposed to the best interest of the corporation. However, unlike the MGLA, the DGCL does not permit a corporation to provide indemnity against judgments in actions brought by or in the right of the corporation and for expenses related to such actions. The DGCL only permits such indemnification if approved by the Delaware Court of Chancery.

   The Delaware certificate indemnifies directors for any monetary damages for any breach of fiduciary duty as a director, to the maximum extent permitted under Delaware law. The Delaware certificate also provides that CTC Group will indemnify any director or officer of CTC Group against:

  . all expenses, judgments, fines and settlement amounts incurred in connection with any legal proceeding, other than an action by or in the right of CTC Group, brought against him by virtue of his position as a director or officer of CTC Group and

  . all expenses and amounts paid in settlement incurred in connection with any action by or in the right of CTC Group brought against him by virtue of his position as a director or officer of CTC Group, in each case, only if

  . he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CTC Group, and

  . with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

   CTC Group will not indemnify any director officer in any matter in which he is held liable to CTC Group, unless a court determines that he is entitled to indemnification of such expenses. Notwithstanding the foregoing, if a director or officer is successful in a suit, CTC Group must indemnify him against all expenses, incurred in connection with the suit, unless the company determines that the director or officer has not met the required standard of conduct. If CTC Group determines that the director or officer did not meet the applicable standard of conduct required for indemnification, or if CTC Group fails to make an indemnification payment to the director or officer within sixty days after the director or officer claims payment, he may petition the court to determine whether he is entitled to indemnification. In order to claim indemnification, the director or officer must give CTC Group notice of the action for which indemnity is sought and CTC Group may participate in and assume the defense of such action. The Delaware certificate further provides that, if Delaware amends its law to expand the scope of permitted indemnification of directors or officers, CTC Group must indemnify those persons to the fullest extent permitted by the amended law.

   The Massachusetts bylaws provide that CTC Communications must, to the fullest extent allowed by law, indemnify each of its directors and officers, against all expenses and liabilities reasonably incurred by them in connection with their actions on the corporation's behalf. If a settlement or compromise of such action, suit or proceeding is reached, the company will provide indemnification only if

  . counsel for CTC Communications has provided to the board of directors an opinion stating that the settlement or compromise is in the best interest of CTC Communications and that the director or officer does not appear not to have acted in good faith in the reasonable belief that his action was in the best interests of CTC Communications, and

  . the board of directors has adopted a resolution approving such settlement or compromise.

   If it is determined that such director or officer did not act in good faith in the reasonable belief that his action was in the best interests of CTC Communications, the company shall not provide indemnification for such matter.

Transactions with Interested Parties

   The DGCL provides that a transaction

  . between a corporation and any of its directors or officers, or an entity in which any of its directors or officers have a financial or other interest,

  . where the interested director or officer is present at or votes at the meeting of the board of directors or committee which authorizes the transaction or where his or her votes are counted for such purpose, will not be void or voidable only under the following circumstances:

  . the board or committee of the board knows the material facts about the relationship or interest and the transaction and a majority of the disinterested directors approve the transaction, even though the disinterested directors number less than a quorum,

  . the stockholders entitled to vote on such transaction know the material facts about the interested director's or officer's relationship or interest and the transaction and the stockholders vote to approve the transaction in good faith, or

  . the transaction is fair to the corporation when it is authorized, approved or ratified by the board of directors or committee or the stockholders.

   The DGCL permits a corporation to count common or interested directors in determining the presence of a quorum at a meeting of the board or of a committee that authorizes transaction with an interested party. The Delaware bylaws contain a provision regarding transactions with interested parties that substantially tracks the provisions of the DGCL summarized above.

   The MGLA contains no provision on interested party transactions comparable to that of the DGCL. The MGLA only expressly provides that directors who vote for and officers who knowingly participate in loans to officers or directors are jointly and severally liable to the corporation for any part of the loan that the borrower does not repay. Such directors will not be liable if a majority of the directors who are not direct or indirect recipients of such loans, or the holders of a majority of the shares entitled to vote for such directors, approved or ratified the loan because they reasonably expected the loan to benefit the corporation.

Fundamental Transactions

   The DGCL generally requires a vote of both the directors and a majority of the stockholders to approve mergers and consolidations, and sales, leases or exchanges of all of a corporation's property and assets. A corporation's certificate of incorporation may require a greater-than-majority vote to approve these transactions. Under the DGCL, a corporation that survives a merger need not have stockholder approval for the merger if:

  . each share of the surviving corporation's stock outstanding prior to the merger remains outstanding in identical form after the merger;

  . there is no amendment to its certificate of incorporation; and

  . the consideration going to stockholders of the non-surviving corporation is not common stock or securities convertible into common stock of the surviving corporation or, if it is such stock or convertible securities, the aggregate number of shares of common stock issued, or initially issuable upon conversion, is not more than twenty percent of the shares of the surviving corporation's common stock outstanding immediately prior to the merger.

   The Delaware certificate does not provide anything different from the DGCL requirements.

   The MGLA generally requires a vote of two-thirds of the shares of each class of stock entitled to vote, to approve mergers and consolidations and sales, mortgages, leases or exchanges of all of a corporation's property. The MGLA states that the articles of organization may provide for a vote of a lesser proportion but not less than a majority of each class. The Massachusetts articles do not permit a vote of lesser proportion. In addition, unless required by the corporation's articles of incorporation, the stockholders of the surviving corporation do not need to approve an agreement providing for a merger and such agreement may be approved by vote of its directors if:

  . the agreement of merger does not change the name, the amount of shares authorized of any class of stock or other provisions of the articles of organization of such corporation;

  . the authorized unissued shares or shares held in the treasury of the corporation of any class of stock of such corporation to be issued or delivered pursuant to the agreement of merger do not exceed 15% of the shares of such corporation of the same class outstanding immediately prior to the merger; and

  . the issue of any unissued stock pursuant to the agreement of merger has been authorized in accordance with the provision of the MGLA governing the issue of authorized but unissued capital stock.

   The Massachusetts articles do not require a merger agreement to be submitted to the stockholders if the corporation is to survive the merger as long as the above statutory requirements are met.

Anti-Takeover Legislation

   CTC Communications is subject to the provisions of the MGLA anti-takeover law. In general, this statute prohibits a Massachusetts corporation with more than 200 record stockholders from engaging in a "business combination" with "interested stockholders" for three years after the date on which the person becomes an interested stockholder, unless

  . the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder,

  . the interested stockholder acquires ninety percent of the outstanding voting stock of the corporation, excluding shares held by certain affiliates of the corporation, at the time the stockholder becomes an interested stockholder, or

  . the board of directors and holders of two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, approve the business combination.

   An "interested stockholder" is a person who, together with affiliates and associates, owns or at any time within the prior three years did own five percent or more of the corporation's voting stock. A "business combination" includes a merger, consolidation, certain stock or asset sales, and other transactions resulting in a financial benefit to the interested stockholder. The company may elect not to be governed by this anti-takeover law by amending its Restated Articles of Organization or By-Laws. Any amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

   The DGCL regulates tender offers by restricting permitted business combinations with "interested stockholders." This provision is intended to limit coercive takeovers of companies. Under that section, "business combinations" with "interested stockholders" of Delaware corporations are subject to a three year moratorium unless the corporation meets specified conditions.

   A section of the MGLA, entitled "Regulation of Control Shares Acquisitions," provides, in general, that any stockholder of a corporation subject to this statute who acquires twenty percent or more of the corporation's outstanding voting stock may not vote the stock unless the other stockholders authorize him to do so. The company has elected to "opt out" of this section of the MGLA in its Massachusetts bylaws.

   Another section of the MGLA requires that publicly held Massachusetts corporations that have not "opted out" of the section have a classified board of directors consisting of three classes as nearly equal in size as possible. It also provides that stockholders may only remove directors who are so classified for cause. The Company's Amended and Restated By-Laws contain provisions which meet the requirements of this section.

Anti-Takeover Measures

   The Massachusetts articles and bylaws include provisions available under Massachusetts law to deter hostile takeover attempts and to help provide adequate opportunity for the board to consider and respond to a takeover offer. These provisions include a classified board, elimination of cumulative voting, and an advance notice requirement for stockholder proposals. The Delaware certificate and bylaws following the reorganization will include similar provisions.

   CTC Group will also have the rights currently available to CTC Communications to issue shares of its authorized but unissued capital stock. CTC Group could issue shares of authorized but unissued common stock and preferred stock, which have terms, provisions and rights, that would make a takeover of CTC Group more difficult. Any issuance of additional stock could dilute the earnings per share and book value per share of existing shares of common stock and preferred stock. The corporation could also issue the additional shares to dilute the stock ownership of persons seeking to obtain control of CTC Group.

   In addition to specific anti-takeover measures, a number of differences between Massachusetts and Delaware law could have a bearing on unapproved takeover attempts. One difference is the existence of a DGCL provision regulating tender offers by restricting permitted business combinations with "interested stockholders." This provision is intended to limit coercive takeovers of companies. See "Anti-takeover

Legislation" above. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at anytime, by vote of its stockholders. The company does not currently intend to opt out of the statute. The MGLA's comparable provision prohibits a Massachusetts corporation from engaging in a business combination with any person owning 5% or more of the outstanding voting stock of the corporation for three years following the date on which the person becomes an interested stockholder.

   Delaware law may permit a corporation greater flexibility in implementing various anti-takeover measures, than do the laws of Massachusetts. In addition to the measures described above, certain types of "poison pill" defenses, such as stockholder rights plans, have been upheld by Delaware courts. Massachusetts courts have not yet dispositively addressed these defenses and thus their effectiveness in Massachusetts is less certain.

   We recognize that hostile takeover attempts do not always have unfavorable consequences and may provide stockholders with considerable value for their shares. The reorganization may have the effect of discouraging or defeating future takeover attempts which CTC Group's stockholders might wish to accept and which might provide a substantial premium over market prices. We believe, however, that the potential disadvantages of unapproved takeover attempts are sufficiently great that, on balance, prudent steps to reduce the likelihood of such takeover attempts are in the best interests of CTC Communications and its stockholders. Adopting these measures will ensure that we have adequate opportunity to fully consider and respond to any takeover attempt and actively negotiate its terms. We believe that such measures will prevent disruption of CTC Communications' business and the possibility of terms of a takeover that may be less favorable to all of the stockholders than would be available in a board-approved transaction. We also believe that any additional defenses and deterrence provided by the reorganization are minimal in light of CTC Communications' existing takeover defenses.

Charter Amendments

   Under the DGCL, charter amendments require the approval of the board of directors and both a general vote of a majority of all outstanding shares entitled to vote, and a class vote of a majority of outstanding shares of each class entitled to vote as a class. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a particular class of stock. Under the DGCL, a provision in a corporation's certificate of incorporation requiring a supermajority vote of the board of directors or stockholders may be amended only by such supermajority vote.

   Under the MGLA, a majority vote of each class of stock outstanding and entitled to vote is required to authorize an amendment of the articles of organization effecting one or more of the following:

  . an increase or reduction of the capital stock of any authorized class;

  . a change in the par value of authorized shares with par value, or any class of such shares;

  . a change of authorized shares, or any class of shares, from shares with par value to shares without par value, or from shares without par value to shares with par value;

  . changes in the number of authorized shares, or any class of shares; or

  . a corporate name change.

   Subject to conditions set forth in the statute, a two-thirds vote of each class of stock outstanding and entitled to vote must authorize any other amendment of the articles of organization. The articles of organization may provide for a vote of a lesser proportion but not less than a majority of each class of stock outstanding and entitled to vote. A two-thirds vote of the affected class voting separately, or a two-thirds vote of the affected series, voting together with any other series of the same class adversely affected in the same manner must approve any amendment requiring a two-thirds vote that would adversely affect the rights of any class or series of stock.

Amendments to By-Laws

   Under the DGCL, the stockholders entitled to vote may adopt, amend or repeal bylaws. Any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors.

   The Delaware bylaws grant the CTC Group board of directors the authority to amend or repeal the Delaware bylaws by the affirmative vote of a majority of the directors present at any meeting of the board at which a quorum is present. If the notice of meeting sent to stockholders contains notice of amendment or repeal of the bylaws, the stockholders may amend or repeal the Delaware bylaws by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote at the meeting. The affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of CTC Group entitled to vote is required to amend or repeal provisions, or adopt any inconsistent provision, of the Delaware bylaws relating to:

  . annual meetings of stockholders;

  . nomination of directors;

  . notice of business at annual meetings;

  . stockholder action without meetings;

  . organization of stockholder meetings;

  . amendment of the Delaware bylaws; and

  . any provisions relating to the election, powers, meetings and removal of directors.

   Under the MGLA, the power to make, amend or repeal bylaws also lies in the stockholders entitled to vote. The directors may also make, amend or repeal any provision of the bylaws except those provisions which by applicable law, the articles of organization, or the bylaws requires action by the stockholders.

   The Massachusetts articles provide that CTC Communications' board of directors may amend or repeal the Massachusetts bylaws, except as provided by law or the Massachusetts bylaws. The Massachusetts bylaws provide that either the stockholders or a majority of the directors then in office may amend or repeal the Massachusetts bylaws. The directors may not amend any bylaw provision that changes the provisions of the Massachusetts bylaws relating to meetings of stockholders, removal of directors, or the election of committees by directors and the delegation of powers to such committees.

Appraisal Rights

   Under the DGCL, dissenting stockholders have appraisal rights when the corporation merges or consolidates in specified situations. Appraisal rights are not available under the DGCL when a corporation will survive the merger or consolidation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in a corporation's charter, stockholders do not have appraisal rights if their stock is either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or is held of record by more than 2,000 stockholders, unless the merger requires stockholders to accept in exchange for their shares anything other than:

  . shares of stock of the surviving corporation;

  . shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

  . cash in lieu of fractional shares of such stock; or

  . any combination thereof.

   Stockholders do not have appraisal rights under the DGCL in the event of the sale, lease or exchange of all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless these rights are granted in the certificate of incorporation. The Delaware certificate does not grant these rights.

   Under the MGLA, unless a vote of the stockholders was not required to approve the action, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes:

  . to sell, lease or exchange all of its property and assets;

  . to adopt an amendment to its articles of organization that adversely affects the rights of the stockholder; or

  . to merge or consolidate with another corporation.

See "Appraisal Rights of Dissenting CTC Communications Corp. Stockholders" for a more detailed description of those rights.

Disadvantages of Reincorporation in Delaware

   Although we believe reincorporation in Delaware will be beneficial to the company, you may find the reorganization disadvantageous for several reasons. As discussed above, Delaware law contains a statutory provision intended to discourage takeover attempts of Delaware corporations that are not approved by the board of directors. This anti-takeover provision could lessen the possibility that you would receive a premium above market value for your shares in the event of a takeover. This provision could also have an adverse effect on the market value of the shares of CTC Group stock. This provision may also restrict or discourage takeover attempts and therefore may make removal of the board of directors or management less likely.

   As discussed above, the Delaware certificate and bylaws will contain provisions that limit director and officer liability. These provisions could operate to the potential disadvantage of the stockholders of CTC Group. For example, these provisions may reduce the likelihood that CTC Group will recover monetary damages from directors as a result of derivative litigation against them for breach of their duty of care. The limitation on liability provision, which is part of the certificate of incorporation of CTC Group, may also require the stockholders of CTC Group to forego potential causes of action for breach of duty of care involving grossly negligent business decisions, including those relating to attempts to change control of CTC Group.

   The proposed certificate of incorporation authorizes CTC Group to issue up to 10,000,000 shares of preferred stock in one or more series, without any further vote or action by the stockholders. In addition, it authorizes the board to determine the designations, powers, preferences and relative, participating, optional or other rights of the preferred stock, including without limitation, the dividend rate the cumulative or non-cumulative nature of dividends, conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. We have no current plans to issue any additional shares of preferred stock. However, the rights of the holders of shares of common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we issue in the future. Issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of CTC Communications. In connection with an issuance, the board could impose procedural requirements that could make it more difficult for holders of common stock to effect corporate actions such as replacing incumbent directors or accomplishing transactions opposed by the incumbent board of directors.

   We may in the future seek your approval of any amendments to, or make changes in, CTC Communications' charter documents that have "anti-takeover" implications.

                Security Ownership of Certain Beneficial Owners

Common Stock

   The following table sets forth information as of July 28, 1999 with respect to the beneficial ownership of CTC Communications common stock by:

  . each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  . our directors and our Chief Executive Officer and each of our four other most highly paid executive officers; and

  . all executive officers and directors as a group.

   Based on the information furnished by the beneficial owners of the common stock listed below, we believe that each such stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

                                                                Beneficial
                                                                 Ownership
                                                             -----------------
Name                                                          Number   Percent
----                                                         --------- -------
Robert J. Fabbricatore(1)................................... 2,830,870  20.2%
Spectrum Equity Investors II, L.P.(2)....................... 1,662,152  10.7%
Kevin J. Maroni(2)(3)....................................... 1,667,152  10.7%
Robert A. Nicholson(2)(4)................................... 1,668,171  10.7%
Henry Hermann(5)............................................   225,755   1.6%
Richard J. Santagati(6).....................................    96,000     *
Carl Redfield(7)............................................    24,000     *
J. Richard Murphy(8)........................................    30,167     *
Ralph C. Sillari(9).........................................     6,334     *
Katherine D. Courage(10)....................................    10,000     *
Steven P. Milton(11)........................................   489,432   3.5%
David E. Mahan(12)..........................................   187,100   1.3%
John D. Pittenger(13).......................................   263,588   1.9%
Steven C. Jones(14).........................................   237,500   1.7%
Ralph S. Troupe(15).........................................     6,250     *
All directors and executive officers as a group (13
 persons)(16)............................................... 6,398,713  39.1%

--------
 *Less than 1%.
 (1) Includes 62,498 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 1,133,239 shares as a general partner of a family partnership; also includes 108,556 shares issuable upon exercise of options exercisable within 60 days of July 28, 1999. Mr. Fabbricatore's address is c/o CTC Communications Corp., 220 Bear Hill Road, Waltham, Massachusetts 02451.
 (2) Includes 187,066 shares issuable upon the exercise of warrants exercisable within 60 days of July 28, 1999 and 1,468,221 shares issuable upon conversion of Series A convertible preferred stock as of July 28, 1999. As partners of Spectrum Equity Investors II, L.P., Mr. Maroni, Mr. Nicholson, Mr. Collatos and Brion B. Applegate may be deemed to be beneficial owners of the shares owned by Spectrum. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.
 (3) Includes 5,000 shares issuable to Mr. Maroni upon the exercise of options exercisable within 60 days of July 28, 1999. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.
 (4) Includes 83 shares issuable to Mr. Nicholson upon the exercise of warrants and 5,000 shares issuable upon the exercise of options exercisable within 60 days of July 28, 1999, and 931 shares issuable upon conversion of Series A Preferred Stock as of July 28, 1999. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.

 (5) Includes 9,750 shares held by Mr. Hermann's spouse and 20,167 shares issuable upon the exercise of options exercisable within 60 days of July 28, 1999.
 (6) Includes 21,000 shares issuable to Mr. Santagati upon the exercise of options exercisable within 60 days of July 28, 1999.
 (7) Includes 10,000 shares issuable to Mr. Redfield upon the exercise of options exercisable within 60 days of July 28, 1999.
 (8) Includes 29,167 shares issuable to Mr. Murphy upon the exercise of options exercisable within 60 days of July 28, 1999.
 (9) Includes 5,834 shares issuable to Mr. Sillari upon the exercise of options exercisable within 60 days of July 28, 1999.
(10) Includes 10,000 shares issuable to Ms. Courage upon the exercise of options exercisable within 60 days of July 28, 1999.
(11) Includes 4,500 shares owned by Mr. Milton as trustee of a trust for his children and 98,500 shares issuable upon the exercise of options exercisable within 60 days of July 28, 1999.
(12) Includes 120,000 shares issuable to Mr. Mahan upon the exercise of options exercisable within 60 days of July 28, 1999.
(13) Includes 65,000 shares issuable to Mr. Pittenger upon the exercise of options exercisable within 60 days of July 28, 1999.
(14) Includes 187,500 shares issuable to Mr. Jones upon the exercise of options exercisable within 60 days of July 28, 1999.
(15) Includes 6,250 shares issuable to Mr. Troupe upon the exercise of options exercisable within 60 days of July 28, 1999.
(16) Includes the shares described in footnotes (1) through (13) and (15) above.

Preferred Stock

   As of July 28, 1999, Spectrum owned 657,555, or 98.6%, of the outstanding Series A convertible preferred stock of CTC Communications.

                                   Management

Executive Officers, Directors and Significant Employees

   Our executive officers and directors, and their ages as of August 2, 1999, are as follows:

           Name           Age Current Office Held
           ----           --- -------------------
 Robert J. Fabbricatore..  56 Chairman and Chief Executive Officer
 Steven P. Milton........  45 President and Chief Operating Officer
                              Executive Vice President, Chief Financial Officer
 John D. Pittenger.......  46 and Treasurer
 David E. Mahan..........  57 Vice President--Marketing and Strategic Planning
 Michael H. Donnellan....  45 Vice President--Operations
 Thomas Fabbricatore.....  40 Vice President--Marketing
 Anthony D. Vermette.....  38 Vice President--Sales
 Frederick Kunzi.........  47 Vice President and Chief Technology Officer
 Jeffrey C. Lavin........  43 Vice President--Corporate Development
 Katherine D. Courage....  41 Director
 Henry Hermann...........  57 Director
 Kevin J. Maroni.........  36 Director
 J. Richard Murphy.......  55 Director
 Robert A. Nicholson.....  31 Director
 Carl Redfield...........  51 Director
 Richard J. Santagati....  55 Director
 Ralph C. Sillari........  45 Director
 Ralph S. Troupe.........  38 Director

   Robert J. Fabbricatore, a founder of CTC Communications and a director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, Vice President--Marketing.

   Steven P. Milton has been employed by CTC Communications since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within CTC Communications including Branch Manager, District Manager, Regional Manager and Vice President--Sales and Marketing.

   John D. Pittenger has served as Chief Financial Officer since April 14, 1999, as Executive Vice President--Finance and Administration since April 1998 and as Treasurer and Clerk of CTC Communications since August 1989. Mr. Pittenger served as Vice President--Finance from 1991 until April 1998, and as Chief Financial Officer from 1989 to April 1998.

   David E. Mahan joined CTC Communications in October 1995 as Vice President-- Marketing and Strategic Planning. Prior to joining CTC Communications, Mr. Mahan held a number of senior management level positions with NYNEX, including Vice President--Sales Channel Management from 1993 to 1995.

   Michael H. Donnellan has been employed by CTC Communications since 1988 in a number of positions. He was named Vice President--Operations in 1995.

   Thomas Fabbricatore joined CTC Communications in 1982. He was named Vice President--Regulatory and Electronic Media in 1991, and was named Vice President--Marketing in November 1998. Thomas Fabbricatore is the brother of Robert J. Fabbricatore.

   Anthony D. Vermette has been employed by CTC Communications in a variety of positions since 1987. Mr. Vermette was named Vice President--Sales in 1996.

   Frederick Kunzi joined CTC Communications as a Vice President and Chief Technology Officer in September 1998. Mr. Kunzi has over 25 years experience in information technology. From 1985 to September 1998, he was employed by Digital Equipment Corporation, most recently as Senior Manager, Global Network Services where he was responsible for Digital's worldwide enterprise network infrastructure.

   Jeffrey C. Lavin joined CTC Communications in June 1998 as Vice President-- Corporate Development. Mr. Lavin has 19 years of sales and operational management experience in the telecommunications industry. From December 1996 to May 1998, Mr. Lavin was Vice President of Sales, Americas/Asia Pacific for NovaSoft Systems, Inc., a software development corporation. From 1979 to 1996, Mr. Lavin was employed by Comlink Incorporated, a communication network integrator, most recently as Senior Vice President. Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Lavin served as Vice President and General Manager of Network Systems Integration.

   Katherine D. Courage became a director of CTC Communications in April 1999. Ms. Courage is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of our proposed offering of common stock. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc for ten years where she was a managing director in the Global Telecommunications Group. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc.

   Henry Hermann became a director of CTC Communications in September 1996. Since November 1997, he has operated Hermann Companies, a financial services company. Mr. Hermann is registered as an Investment Advisor with the State of Texas, a Chartered Financial Analyst and, as an independent contractor, offers general securities through SWS Financial. In 1997, he was employed by Kuhns Brothers & Company, Inc., as a principal and Executive Vice President. For the previous nine years, he was employed by WR Lazard, Laidlaw and Luther, Inc., a securities brokerage firm, as Vice President, Securities Analyst and Portfolio Manager. Mr. Hermann has been an NASD Board of Arbitrators Member since 1991.

   Kevin J. Maroni became a director of CTC Communications in April 1998 as one of the two designees of the Series A preferred stockholders. Mr. Maroni is a general partner of Spectrum which he joined in 1994. Spectrum is a leading private equity fund which manages $1 billion of capital for investment in the communications and media industries. Prior to joining Spectrum, he worked at Time Warner Telecommunications and Harvard Management Company. Mr. Maroni is a director of PathNet, Inc., Formus Communications, Inc., WNP Communications, Inc. and American Cellular Corp.

   J. Richard Murphy became a director of CTC Communications in August 1995. Mr. Murphy is a managing director of Baldwin & Clarke Corporate Finance, Inc., a Bedford, New Hampshire investment banking firm which he joined August 2, 1999. Mr. Murphy was the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, from April 1996 to August 1999. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1995 of Arlington Data Corporation, a systems integration company located in Amesbury, Massachusetts; from 1992 to 1996 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and from 1994 to 1996 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. In June 1996, Arlington Data Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

   Robert A. Nicholson is one of the two designees of the Series A preferred stockholders and became a director of CTC Communications in November 1998. Mr. Nicholson joined Spectrum in 1995 as a Vice President and became a partner in July 1998. From 1990 to 1993, Mr. Nicholson was an Associate Consultant and then Consultant at Bain & Company, a leading strategy consulting firm, where he was responsible for strategy and operations projects in the communications industry. Mr. Nicholson currently serves as a Director of Navitar Communications Group, Inc., a Canadian competitive local exchange carrier.

   Carl Redfield became a director of CTC Communications in January 1999. He has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997 he was Vice President of Manufacturing. Mr. Redfield also is a director of VA Research Inc. and Paragon Electronics Inc.

   Richard J. Santagati became a director of CTC Communications in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994, Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celerity Solutions, Inc., a software company.

   Ralph C. Sillari became a director of CTC Communications in October 1997. Since 1991, Mr. Sillari has been employed by Fleet National Bank where he is currently an Executive Vice President in the Business and Entrepreneurial Services Division.

   Ralph S. Troupe became a director of CTC Communications in May 1999. Since January 1993, Mr. Troupe has been employed by International Network Services, where he is currently Vice President of North American Field Operations, East.

Director Compensation

   Non-employee directors receive an annual retainer of $10,000. On February 17, 1999, we granted Messrs. Sillari, Murphy and Hermann options to purchase 10,000 shares of our common stock. We also granted Messrs. Nicholson, Maroni and Santagati options to purchase 20,000 shares of our common stock. All of the above options were at a purchase price of $10.125 per share. At the same time we granted Robert Fabbricatore options to purchase 50,000 shares of our common stock at a purchase price of $11.1375, 50,000 shares at a purchase price of $15.00 per share and 50,000 shares at a purchase price of $20.00 per share. On January 19, 1999, we granted Mr. Redfield an option to purchase 40,000 shares of our common stock at a purchase price of

$11.25 per share. On April 5, 1999, we granted Ms. Courage an option to purchase 40,000 shares of our common stock at a purchase price of $12.375 per share. On May 5, 1999, we granted Mr. Troupe an option to purchase 25,000 shares of common stock at a purchase price of $18.875 per share.

Committees of the Board of Directors

   CTC Communications' board of directors has established an audit committee, a compensation committee and a nominating committee.

   The audit committee consists of Messrs. Murphy and Hermann. The audit committee is responsible for reviewing the internal accounting controls of CTC Communications, meeting and conferring with our independent auditors and reviewing the results of the accountants' auditing engagement. During the fiscal year ending March 31, 1999, the audit committee held one meeting.

   The compensation committee consists of Messrs. Maroni, Santagati and Murphy. The compensation committee establishes compensation and benefits for our senior executives. The committee also determines the number and terms of stock options granted to employees, directors and consultants under our stock option plans. During the fiscal year ended March 31, 1999, the compensation committee held six meetings.

   The nominating committee consists of Messrs. Santagati, Murphy and Sillari. The nominating committee recommends candidates for nomination to the board of directors. The committee also reviews and makes recommendations regarding compensation for non-employee directors. The nominating committee does not consider nominees recommended by security holders. During the fiscal year ended March 31, 1999, the nomination committee held one meeting.

   During the fiscal year ended March 31, 1999, all directors and committee members attended more than 75% of their respective meetings.

Voting Agreement

   Pursuant to a voting agreement between Robert J. Fabbricatore and some of his affiliates and Spectrum, Mr. Fabbricatore and these affiliates agreed to vote at each annual or annual meeting at which directors of CTC Communications or CTC Group are to be elected all of the shares of common stock held by them in favor of two persons designated by a majority of the outstanding shares of Series A preferred stock as nominees for directors, subject to certain limitations based on the number of shares of Series A preferred stock outstanding at any time. As of August 2, 1999, Spectrum owned 657,555 of the 666,666 shares, or 98.6%, of the Series A preferred stock outstanding. Kevin J. Maroni and Robert A. Nicholson, partners of Spectrum and designees of the Series A preferred stockholders, are Class III directors of CTC Communications.

Executive Compensation

   The following table provides summary information concerning compensation of CTC Communications' Chief Executive Officer and each of the four other most highly paid executive officers (the "Named Executive Officers") during the fiscal year ended March 31, 1999:

Summary Compensation Table

                                                       Long Term Compensation
                                                     ---------------------------
                           Fiscal                      Securities
                         Year Ended          Annual    Underlying    All Other
                         March 31,   Salary   Bonus  Options (#)(1) Compensation
                         ---------- -------- ------- -------------- ------------
Robert J.
 Fabbricatore,..........    1999    $240,000 $78,000    150,000       $20,900(2)
 Chairman and               1998     240,000  60,000    150,000        19,550(2)
 Chief Executive Officer    1997     240,000  60,000        --         18,075(2)

Steven C. Jones(4),.....    1999     150,000  75,000        --          3,375(3)
 Executive Vice
  President,                1998      12,500     --     300,000           --
 Chief Financial Officer
  and Director of
  Corporate Development     1997         --      --         --            --

Steven P. Milton, ......    1999     150,000  54,500    100,000         5,625
 President and              1998     100,000  40,000    150,000         4,200
 Chief Operating Officer    1997     100,000  40,000         --         4,075

David E. Mahan,.........    1999     110,000  52,000     20,000         4,440
 Vice President--
  Marketing                 1998     100,000  40,000    260,000         4,075
 and Strategic Planning     1997     100,000  40,000         --         4,075

John D. Pittenger,......    1999     100,000  62,000     36,000         4,860
 Executive Vice
  President--Finance        1998      90,000  36,000     80,000         3,900
 and Administration,
  Treasurer and Clerk       1997      86,100  34,000         --         3,437

--------
(1) On March 20, 1998 we repriced all previously granted options that had an exercise price in excess of $7.19 per share. The 1998 information includes 75,000, 75,000, 130,000 and 40,000 shares underlying options previously granted to Messrs. Fabbricatore, Milton, Mahan and Pittenger that were canceled as a result of the repricing.
(2) Includes 50% matching contributions in the amounts of $4,800, $4,750 and $4,500 in 1999, 1998 and 1997 to the CTC Communications Corp. 401(k) Savings Plan. Also included is the actuarial benefit on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore in the amounts of $16,100, $14,800 and $13,575 in 1999, 1998 and 1997.
(3) Includes 50% matching contributions to the CTC Communications Corp. 401(k) Savings Plan.
(4) Mr. Jones began working for CTC Communications on February 27, 1998 and resigned on April 21, 1999. Does not include $135,879 of severance benefits that we paid to Mr. Jones after March 31, 1999.

Option Grants in Last Fiscal Year

   The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended March 31, 1999. Options are exercisable for our common stock. No options were granted to Mr. Jones in the last fiscal year.

                                                                         Potential Realizable
                                                                           Value at Assumed
                                                                            Annual Rate of
                           Number of   Percent of                             Stock Price
                          Securities  Total Options                        Appreciation for
                          Underlying   Granted to   Exercise                  Option Term
                            Options   Employees in    Price   Expiration ----------------------
                          Granted (#)  Fiscal Year  ($/Share)    Date        5%         10%
                          ----------- ------------- --------- ---------- ----------  ----------
Robert J. Fabbricatore..    50,000         4.2%      $ 20.00  2/17/2003  $ (353,882) $ (184,679)
                            50,000         4.2%        15.00  2/17/2003    (103,882)     65,321
                            50,000         4.2%       11.138  2/17/2003      89,243     258,446
Steven P. Milton........    33,000           3%        20.00  2/17/2003    (233,562)   (122,996)
                            33,000           3%        15.00  2/17/2003     (68,562)     43,112
                            34,000           3%       10.125  2/17/2003      95,110     210,168
David E. Mahan..........    20,000           2%       10.125  2/17/2003      55,947     123,628
John D. Pittenger.......    36,000           3%       10.125  2/17/2003     100,705     222,531

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the fiscal year ended March 31, 1999 and the March 31, 1999 aggregate value of unexercised options held by each of the Named Executive Officers.

                                                     Number of Securities    Value of Unexercised
                                                    Underlying Unexercised   in-the-Money Options
                                                       Options at Fiscal    at Fiscal Year End ($)
                                                        Year-End (#)(1)             (1)(2)
                             Shares                 ----------------------- -----------------------
                          acquired on     Value          Exercisable/            Exercisable/
                          exercise (#) Realized ($)      Unexercisable           Unexercisable
                          ------------ ------------ ----------------------- -----------------------
Robert J. Fabbricatore..      --           --            89,806     168,750    $445,384    $266,625
Steven C. Jones(3)......      --           --           150,000     150,000     796,875     796,875
Steven P. Milton........      --           --            79,750     131,250     501,482     312,019
David E. Mahan..........      --           --           100,000     100,000     605,265     474,645
John D. Pittenger.......      --           --            58,000      57,000     420,096     216,360

--------
(1) All shares and amounts, as necessary, have been adjusted to reflect the 25% common stock dividend effected in March 1995, the three-for-two stock split effected in July 1995 and the two-for-one stock split effected in October 1995.
(2) Assumes a fair market value of the Common Stock at March 31, 1999 of $12.375 per share.
(3) In connection with Mr. Jones resignation in April 1999, we vested an additional 37,500 options and extended the exercise period of his vested options until April 21, 2004.

         Board Compensation Committee Report on Executive Compensation

   During the fiscal year ended March 31, 1999, the compensation committee, comprised of three independent non-employee directors, made decisions regarding executive compensation. The compensation committee is charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. The compensation committee also determines the number and terms of stock options granted to our employees, directors and consultants under our stock option plans.

   Compensation Policies. Our executive compensation philosophy is to provide compensation opportunities for our officers which are competitive within our industry and community so that we can attract and retain high quality executives and to align the interests of our executives and stockholders by providing for payment of a significant portion of executive compensation in the form of bonuses based on the our sales performance. Thus, the value generated for our stockholders is a key factor in determining the value ultimately received by the executive officers.

   Base Salary. We establish base salaries for executive officers at levels we consider appropriate in light of the scope of the duties and responsibilities for each officer's position. We provide annual increases in base salary to further protect our vested interest due to their prior service and key strategic roles.

   Bonus. Each executive officer receives a bonus conditional upon the achievement of certain quarterly performance goals set by management. During the three fiscal years ended March 31, 1999, CTC has exceeded the performance goals. We believe that the establishment of performance goals is the most objective measurement of executive performance during the relevant period, where CTC's overriding objective is to build its business by increasing sales.

   Stock Options. Incentive stock options are granted to executive officers at the discretion of the compensation committee. In general, stock options are granted with an exercise price equal to the fair market value of our common stock on the date of the grant. If an option recipient owns more than ten percent of our common stock, the options are granted with an exercise price equal to 110% of the fair market value of our stock on such date. Stock options become exercisable in full in installments over periods of three or more years and have terms of up to ten years from the date of the grant. Stock options thus provide incentive for the creation of stockholder value over the long term since the full benefit of the option cannot be realized unless an appreciation in the price of our common stock occurs over a specified number of years and the executive officer remains employed for the periods required for the stock options to become exercisable.

   CEO Compensation. During the fiscal years ended March 31, 1999, 1998 and 1997, the Company's most highly compensated officer was Robert J. Fabbricatore, Chairman of the Board and Chief Executive Officer, who received a base salary of $240,000 during each fiscal year and bonuses aggregating $78,000 during the fiscal year ended March 31, 1999 and $60,000 during the fiscal years ended March 31, 1998 and 1997.

   Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies publicly held companies a deduction for compensation paid to a named executive officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." The Committee has no present policy in respect of Section 162(m).

                                          The Compensation Committee

                                          Richard J. Santagati, Kevin J.
                                          Maroni and J. Richard Murphy

                               Performance Graph

   The following table shows a comparison of cumulative total return to stockholders for our common stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index* for the period March 31, 1994 through March 31, 1999. The table assumes $100 invested on March 31, 1994 in CTC Communications Corp. Common Stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

                          [LINE GRAPH APPEARS HERE]

------------------------------------------------------------------------------
   Date    CTC Communications NASDAQ Telecommunications NASDAQ National Market
                 Corp.                  Index              Composite Index
------------------------------------------------------------------------------
31-Mar-94         100.00                100.00                   100.00
------------------------------------------------------------------------------
31-Mar-95         559.21                102.37                   110.78
------------------------------------------------------------------------------
29-Mar-96        1756.59                137.65                   149.54
------------------------------------------------------------------------------
31-Mar-97        1144.77                127.09                   166.54
------------------------------------------------------------------------------
31-Mar-98        1371.78                244.51                   252.92
------------------------------------------------------------------------------
31-Mar-99        1954.10                389.36                   339.37
------------------------------------------------------------------------------

                 Certain Relationships and Related Transactions

   We lease office space from a trust, of which Robert J. Fabbricatore, our Chairman and Chief Executive Officer, is a beneficiary. Until March 1, 1999 we also leased office space from another trust of which Robert J. Fabbricatore is a beneficiary. Rental payments under the leases totaled approximately $391,000 for the last three fiscal years. We also sublease space part of our Waltham facility at our cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totaled $306,125 for the last three fiscal years. We also contract with Comm-Tract Corp. for the installation of telephone lines and for the service and maintenance of equipment marketed by CTC Communications. During the last three fiscal years, Comm-Tract Corp. provided us with services, inventory and equipment totaling $829,222. We believe that the payments to the trusts and Comm-Tract Corp. are comparable to the costs for such services, inventory and equipment, and for rentals of similar facilities, which we would be required to pay to unaffiliated individuals in arms-length transactions.

   In April 1998, we privately placed 666,666 shares of our Series A convertible preferred stock and warrants to purchase 133,333 shares of our common stock with Spectrum and other investors in exchange for $12.0 million in cash. Each share of Series A preferred stock is initially convertible at any time at the option of the holder into two shares of our common stock. The warrants expire on April 10, 2003 and have an exercise price of $9.00 per share. We granted Spectrum customary registration and other rights as part of this transaction. As a condition to this investment, Robert J. Fabbricatore and some his affiliates have agreed to vote shares they control to elect to our board two persons designated by the holders of a majority of our Series A preferred stock. These directors are currently Kevin Maroni and Robert Nicholson. We also received a commitment on June 30, 1998 from Spectrum to purchase, at our option, an additional $5.0 million of preferred stock on the same terms and conditions as the Series A preferred stock. In exchange for this commitment we issued 55,555 warrants to Spectrum on the same terms and conditions as the original warrants. This option expired on June 30, 1999 without our issuing any shares of preferred stock.

   Carl Redfield, one of our directors, is an executive officer of Cisco. We have purchased, and expect to continue purchasing, most of our network equipment from Cisco. Also, we have entered into a vendor facility with Cisco Capital, an affiliate of Cisco.

   Ralph Sillari, one of our directors, is an Executive Vice President of Fleet National Bank. We have entered into a senior secured credit facility with Fleet National Bank.

   Katherine D. Courage, one of our directors, is a Managing Director of Credit Suisse First Boston, one of the underwriters of our recent public offering of common stock. Ms. Courage is also a director of NorthEast Optic Network. We have commitments of approximately $5.5 million with NorthEast Optic Network for the provision of leased transmission facilities.

   Ralph S. Troupe, who became a director in May 1999, is Vice President of North American Field Operations, East at International Network Services, or INS. We have engaged INS to design, engineer and build out our network in our existing markets. Since Mr. Troupe became a director we have paid INS approximately $1.2 million pursuant to commitments we entered into with INS prior to his joining our board.

            Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

   Based solely on our review of copies of the filings under Section 16(a) of the Securities Exchange Act of 1934 received by us, we believe that during the fiscal year ended March 31, 1999 our directors, executive officers and beneficial owners of greater than ten percent of our common stock filed all required reports under Section 16 of the Exchange Act, except that each of Thomas Fabbricatore and Anthony Vermette, each an executive officer, inadvertently failed to report one transaction on a timely basis, and Katherine
D. Courage filed her Form 3 late.

Federal Income Tax Consequences

   The following discussion summarizes the material United States federal income tax consequences of the exchange of shares of CTC Communications common stock for shares of CTC Group common stock and the exchange of shares of CTC Communications Series A convertible preferred stock for shares of CTC Group Series A convertible preferred stock pursuant to the plan of reorganization and does not address the tax consequences of any related transactions. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the "Code", currently applicable Treasury Regulations, published administrative rulings, and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter these tax consequences.

   You should be aware that this discussion does not address all United States federal income tax considerations that may be relevant to you in light of your particular circumstances, such as if you are a dealer in securities, bank, insurance company, tax-exempt organization or a foreign person, subject to the alternative minimum tax provisions of the Code or hold your shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction. This discussion does not deal with all United States federal income tax considerations that may be relevant to you if you acquired shares in connection with employee stock options or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the reorganization under foreign, state or local tax laws or the tax consequences of any other transactions effected concurrently with, prior to, or after the reorganization (whether or not such transactions are in connection with the reorganization). We urge you to consult with your own tax advisors as to the specific consequences of the reorganization to you, including the applicable federal, state, local and foreign tax consequences of the reorganization to you in your particular circumstances. The following discussion is based on an opinion of the Law Offices of Leonard R. Glass, P.A.

   The proposed reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code. The following federal income tax consequences result from the reorganization:

   (a) You will not recognize gain or loss upon the receipt of CTC Group common stock solely in exchange for CTC Communications common stock or the receipt of CTC Group Series A convertible preferred stock solely in exchange for CTC Communications Series A convertible preferred stock in the reorganization.

   (b) Your aggregate tax basis in your CTC Group common stock or CTC Group Series A convertible preferred stock after the reorganization will be the same as the aggregate tax basis of your CTC Communications common stock or CTC Communications Series A convertible preferred stock.

   (c) If you hold your CTC Communications common stock or CTC Communications Series A convertible preferred stock as a capital asset at the effective time of the reorganization, your holding period for your CTC Group common stock or CTC Group Series A convertible preferred stock received in the reorganization will include your holding period for the CTC Communications common stock or CTC Communications Series A convertible preferred stock surrendered in the reorganization.

   (d) If you perfect your appraisal rights under law and receive payment for your stock in cash and do not own any shares of CTC Group stock, actually or constructively, following the receipt of the cash, you will recognize capital gain or loss, measured by the difference between the amount of your cash received and your basis in the stock.

   Neither CTC Communications nor CTC Group has requested a ruling from the Internal Revenue Service regarding any of the federal income tax consequences of the reorganization.

                          Securities Act Consequences

   All of the shares of common stock and preferred stock acquired in the reorganization will be freely transferable except for any shares that may be held by our "affiliates." The Securities Act of 1933, as amended, defines "affiliates" to be stockholders of CTC Communications who control, are controlled by or are under common control with CTC Communications or CTC Group. Affiliates of CTC Communications may not sell their shares of CTC Group common stock or preferred stock acquired in the reorganization except pursuant to

  . an effective registration statement under the Securities Act covering such shares,

  . the resale provisions of Rule 145 under the Securities Act or

  . another applicable exemption from the registration requirements of the Securities Act.

   Rules 144 and 145 restrict how affiliates may sell CTC Group common stock or preferred stock and also restricts the number of shares of CTC Group common stock or preferred stock that such affiliates may sell within any three-month period.

                          Transfer Agent and Registrar

   CTC Group's and CTC Communication's Transfer Agent and Registrar is Boston EquiServe L.P.

                              Independent Auditors

   The financial statements and schedule of CTC Communications Corp. appearing in CTC Communications Corp. Annual Report (Form 10-K/A) for the year ended March 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

   We expect that a representative of Ernst & Young LLP will be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions.

                                 Legal Matters

   The validity of the shares offered hereby will be passed upon for CTC Group and certain tax matters will be passed upon for CTC Communications by the Law Offices of Leonard R. Glass, P.A., Tenafly, New Jersey. Mr. Glass may be deemed the beneficial owner of approximately 2% of our outstanding shares of common stock.

                            Expense of Solicitation

   CTC Communications will bear all costs connected with the solicitation of proxies. We will reimburse brokers and other persons holding stock for the benefit of others for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. We will solicit proxies by mail, telephone, telegraph or otherwise, and some of the directors, officers and regular employees of the company may assist in the solicitation without additional compensation. We do not expect to incur more than $10,000 of solicitation expenses. We have not incurred any solicitation expenses to date.

                            Stockholders' Proposals

   If you wish to present a proposal to be voted on at the 2000 annual meeting of stockholders, you must, at the time the proposal is submitted:

  . be a record or beneficial owner of at least one (1%) percent or two thousand ($2,000.00) dollars in market value of the class of securities entitled to vote at the meeting;

  . have held such securities for at least one (1) year; and

  . continue to own such securities through the date on which the 2000 annual meeting is held.

   To be included in the management proxy statement, your proposal must be received at our executive offices no later than May 19, 2000. Under our by-laws, stockholders who wish to make a proposal at the 2000 annual meeting-- other than one that will be included in the management proxy statement--must notify us no earlier than June 18, 2000 and no later than July 18, 2000. If you fail to notify us of such a proposal by July 18, 2000, then the proxies that management solicits for the 2000 annual meeting will include discretionary authority to vote on any such proposal in the event it is properly brought before the meeting. We suggest that you submit any proposal by certified mail, return receipt requested, to remove any question as to the date on which a proposal is received by the board of directors.

                 Other Matters That May Come Before the Meeting

   The board of directors knows of no other matters which may be presented at the annual meeting, but if other matters do properly come before the annual meeting, the board intends that the persons named in the Proxy will vote according to their best judgment.

   We request you to date, sign and return the proxy in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy at that time and vote in person if you so desire, otherwise your proxy will be voted for you.

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG

                         CTC COMMUNICATIONS GROUP, INC.
                            A DELAWARE CORPORATION,

                                CTC-NEWCO, INC.
                             A DELAWARE CORPORATION

                                      AND

                           CTC COMMUNICATIONS CORP.,
                          A MASSACHUSETTS CORPORATION

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of March 1, 1999 among CTC COMMUNICATIONS CORP., a Massachusetts corporation, CTC COMMUNICATIONS GROUP, INC., a Delaware corporation, and CTC-NEWCO, INC., a Delaware corporation and a wholly-owned subsidiary of CTC COMMUNICATIONS GROUP, INC.

                                   BACKGROUND

   A. CTC COMMUNICATIONS CORP ("CTC Massachusetts") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and, on the date of this Agreement, has authority to issue 26,000,000 shares consisting of 25,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which 10,291,126 shares of Common Stock and 666,666 shares of Series A Convertible Preferred Stock are issued and outstanding.

   B. CTC COMMUNICATIONS GROUP, INC. ("Delaware Parent") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue 110,000,000 shares consisting of 100,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $1.00 par value, none of which are issued and outstanding.

   C. CTC-NEWCO, INC. ("Delaware Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue 200 shares of Common Stock, $.01 par value, all of which are issued and outstanding and owned by Delaware Parent.

   D. The Board of Directors of each of CTC Massachusetts, Delaware Parent and Delaware Subsidiary have determined that it is advisable and in the best interests of each of such corporations that Delaware Subsidiary merge into CTC Massachusetts upon the terms and subject to the conditions set forth in this Agreement, for the purpose of effecting the reincorporation of CTC Massachusetts in the State of Delaware by becoming a wholly-owned subsidiary of Delaware Parent and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective stockholders and executed by the undersigned officers.

   THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  Definitions

   When used in this Agreement (and in any Exhibit in which such terms are not otherwise defined) the following terms shall have the following meanings:

   "Certificate of Merger" shall mean the Certificate of Merger of Delaware Subsidiary into CTC Massachusetts to be filed with the Secretary of State of the Commonwealth of Massachusetts.

   "CTC Massachusetts Common Stock" shall mean shares of Common Stock, $.01 par value, of CTC Massachusetts.

   "CTC Massachusetts Preferred Stock" shall mean shares of Preferred Stock, $1.00 par value, of CTC Massachusetts.

   "Delaware Parent Common Stock" shall mean shares of Common Stock, $0.01 par value, of Delaware Parent.

   "Delaware Parent Preferred Stock" shall mean shares of Preferred Stock, $1.00 par value, of Delaware Parent.

   "Delaware Subsidiary Common Stock" shall mean shares of Common Stock, $0.01 par value, of Delaware Subsidiary.

   "Effective Time" shall mean the time when the Certificate of Merger is filed with the Secretary of the Commonwealth of Massachusetts and the Merger becomes effective.

   "Merger" shall mean the merger of Delaware Subsidiary into CTC
Massachusetts.

   "Shareholders' Meeting" shall mean the meeting of shareholders of CTC Massachusetts to be held in 1999 approve and adopt this Agreement, among other things.

   "Surviving Parent" shall mean Delaware Parent from and after the Effective Time.

   "Surviving Subsidiary" shall mean CTC Massachusetts from and after the Effective Time.

                                  ARTICLE II

                                    Merger

   2.1 Merger. At the Effective Time, the Merger shall become effective under
Section 252 of the Delaware General Corporation Law and Section 79 of Chapter 156B of the Massachusetts General Corporation Law, and Delaware Subsidiary shall merge into CTC Massachusetts, the separate existence of Delaware Subsidiary shall cease and CTC Massachusetts shall continue in existence as the surviving wholly-owned subsidiary of Delaware Parent under the Massachusetts General Corporation Law.

   2.2 Filings. On or prior to the Effective Time, CTC Massachusetts and Delaware Subsidiary shall cause:

     (a) the Certificate of Merger to be filed with the Secretary of the Commonwealth of Massachusetts; and

     (b) the Certificate of Merger to be filed with the Secretary of State of Delaware.

   2.3 Effects of the Merger. At the Effective Time:

     (a) the separate existence of Delaware Subsidiary shall cease and Delaware Subsidiary shall be merged into CTC Massachusetts;

     (b) the Articles of Incorporation of CTC Massachusetts shall continue as the Articles of Incorporation of the Surviving Subsidiary;

     (c) the Bylaws of CTC Massachusetts continue as the Bylaws of the Surviving Subsidiary;

     (d) each share of CTC Massachusetts Common Stock and CTC Massachusetts Preferred Stock outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Parent Common Stock and one share of Surviving Parent Preferred Stock, respectively, pursuant to Article III herein;

     (e) without further transfer, act, or deed, the separate existence of Delaware Subsidiary shall cease and CTC Massachusetts shall possess all the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties, of Delaware Subsidiary; and all property, real, personal and mixed, and all debts due to Delaware Subsidiary on whatever account, as well as stock subscriptions and all other things belonging to Delaware Subsidiary shall be vested in CTC Massachusetts; and all property, rights, privileges, powers and franchises, and all and every other interest of Delaware Subsidiary shall be thereafter as effectually the property of the CTC Massachusetts as they were of Delaware Subsidiary, and the title to any real estate vested by deed or otherwise in Delaware Subsidiary shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors of Delaware Subsidiary and all liens upon any property of Delaware Subsidiary shall be preserved unimpaired and all debts, liabilities and duties of Delaware Subsidiary shall attach to CTC Massachusetts and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

   2.4 Further Assurances. Delaware Subsidiary agrees that if, at any time after the Effective Time, CTC Massachusetts shall consider or be advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect or confirm in the CTC Massachusetts title to any property or rights of Delaware Subsidiary, the CTC Massachusetts and its officers and directors may execute and deliver all such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the CTC Massachusetts and otherwise to carry out the purposes of this Agreement, in the name of Delaware Subsidiary or otherwise.

                                  ARTICLE III

                              Conversion of Stock

   3.1 Conversion of Stock. At the Effective Time, the stock of CTC Massachusetts shall be converted into stock of Surviving Parent, as follows:

     (a) each share of CTC Massachusetts Common Stock and each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Surviving Parent Common Stock and one share of Preferred Stock, respectively; and

     (b) each share of Delaware Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Subsidiary.

   3.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CTC Massachusetts Common Stock and shares of Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Surviving Parent Common Stock and Preferred Stock into which the shares of CTC Massachusetts Common Stock and Preferred Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Surviving Parent or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Surviving Parent or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of CTC Massachusetts Common Stock and Preferred Stock evidenced by such outstanding certificates as provided above.

   3.3 Stock Options. Each right or option to purchase shares of CTC Massachusetts Common Stock granted under the 1993 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the Employee

Stock Purchase Plan, the Employee Stock Benefit Plan and the 401(k) Savings Plan, and, upon approval of the stockholders of CTC Massachusetts, the 1998 Incentive Plan, (collectively, the "Plans"), and all other rights, options and warrants to purchase CTC Massachusetts Common Stock which is outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, right and warrant to purchase the same number of shares of Surviving Parent Common Stock at the same price per share, and upon the same terms and subject to the same conditions as in effect at the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of said Plans and upon exercise of such rights, options and warrants as is equal to the number of shares of CTC Massachusetts Common Stock so reserved as of the Effective Time. As of the Effective Time, Surviving Parent hereby assumes the Plans and all obligations of CTC Massachusetts under the Plans including the outstanding options or awards or portions thereof granted pursuant to the Plans and assumes all obligations of CTC Massachusetts under all other options, rights and warrants.

   3.4 Validity of Surviving Parent Common Stock and Preferred Stock. All shares of Surviving Parent Common Stock and Preferred Stock into which CTC Massachusetts Common Stock and Preferred are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such CTC Massachusetts Common Stock and Preferred Stock.

   3.5 Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced CTC Massachusetts Common Stock and Preferred Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Surviving Parent Common Stock and Preferred Stock into which such CTC Massachusetts Common Stock and Preferred Stock shall have been converted pursuant to the Merger.

                                   ARTICLE IV

                                    General

   4.1 Consents. Each of the parties hereto shall use its best efforts to obtain the consent and approval of each person whose consent or approval shall be required in order to permit consummation of the Merger.

   4.2 Governmental Authorizations. Each of the parties shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.

   4.3 Waiver and Amendment. This Agreement may be amended by action of the Board of Directors of each party hereto without any action by the stockholders of the parties, except that (a) any amendment to Section 3.1, (b) any amendment changing the terms, rights, powers or preferences of the Surviving Parent Common Stock or Preferred Stock, or (c) any amendment altering any terms of this Agreement if such alteration would adversely affect the holders of CTC Massachusetts Common Stock or Preferred Stock, or Surviving Parent Common Stock or Preferred Stock, must be approved by a majority of the voting power of the outstanding CTC Massachusetts Common Stock and Preferred Stock.

   4.4 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement at the Shareholders' Meeting, by action of the Board of Directors of CTC Massachusetts if the Board determines that the consummation of the transactions contemplated by this Agreement would not, for any reason, be in the best interests of Delaware Subsidiary and its shareholders.

   4.5 Entire Agreement. This Agreement (including any exhibits), contains the entire agreement among the parties with respect to the Merger and supersedes all prior and concurrent arrangements, letters of intent or understandings relating to the Merger.

   4.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts has been signed by each of the parties and delivered to each of the other parties.

   4.7 Headings. The article, section and paragraph headings in this Agreement have been inserted for identification and reference and shall not by themselves determine the meaning or interpretation of any provision of this Agreement.

   4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, so far as applicable, the merger provisions of the Massachusetts General Corporation Law.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          CTC Communications Corp.,
                                          a Massachusetts corporation


                                          _____________________________________
                                          By:
                                          Title:

                                          CTC Communications Group, Inc.
                                          a Delaware corporation


                                          _____________________________________
                                          By:
                                          Title:

                                          CTC-Newco, Inc.
                                          a Delaware corporation


                                          _____________________________________
                                          By:
                                          Title:

                                                                      APPENDIX B

                PROVISIONS OF THE GENERAL LAWS OF MASSACHUSETTS
               RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

                   (SECTIONS 86 TO 98 OF CHAPTER 156B OF THE
                         GENERAL LAWS OF MASSACHUSETTS)

   86. Right of Appraisal. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

   87. Notice of stockholders meeting to contain statement as to appraisal rights. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in section 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts."

   88. Notice to objecting stockholder that corporate action has become effective. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

   89. Demand for payment by objecting stockholder. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

   90. Determination of value of stock by superior court. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

   91. Bill in equity to determine value of stock of objecting stockholders on failure to agree on value thereof etc.; parties to bill etc.; service of bill in corporation; notice to stockholder parties etc. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

   92. Bill in equity to determine value of stock of objecting stockholders on failure to agree on value thereof, etc.; entry of decree determining value of stock; date on which value is to be determined. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation, or accomplishments of the proposed corporate action.

   93. Bill in equity to determine value of stock of objecting stockholders on failure to agree on value thereof, etc.; court may refer bill, etc., to special master to hear parties, etc. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

   94. Bill in equity to determine value of stock of objecting stockholders on failure to agree on value thereof, etc.; stockholder parties may be required to submit their stock certificates for notation thereon of pendency of bill, etc. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

   95. Bill in equity to determine value of stock of objecting stockholders on failure to agree on value thereof, etc.; taxation of costs, etc.; interest on award, etc. The costs of the bill including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

   96. Stockholder demanding payment for stock not entitled to notice of stockholders' meetings or to vote stock or to receive dividends, etc.; exceptions. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

  (1) A bill shall not be filed within the time provided in section ninety;

  (2) A bill, if filed, shall be dismissed as to such stockholder; or

  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

   Notwithstanding the provisions of clauses (1) to (3) inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

   97. Certain shares paid for by corporation to have status of treasury stock, etc. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

   98. Enforcement by stockholder of right to receive payment for his shares to be exclusive remedy; exception. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                                                      APPENDIX C

                            CTC COMMUNICATIONS CORP.

             1999 EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

1. Purpose

   The purpose of this Equity Incentive Plan for Non-Employee Directors (the "Plan") is to advance the interests of (the "Company") by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to align the interests of those directors more closely with those of the stockholders.

2. Administration

   Unless otherwise determined by the Board of Directors of the Company (the "Board"), the Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board designated by the Board for that purpose (the "Committee"). If the Board shall determine that the Plan shall be administered by the entire Board, the references in the Plan to the "Committee" shall be deemed references to the Board. The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to grant options in accordance with the Plan, (b) to prescribe the form or forms of instruments evidencing options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties.

3. Effective Date and Term of the Plan

   The Plan shall become effective on July 27, 1999, the date on which the Plan was approved by the Board of Directors of the Company, subject to approval by the stockholders of the Company. After July 27, 2009, no option shall be granted under the Plan, but options previously granted may extend beyond that date. No elections may be made, and no Deferred Stock Awards shall be granted, pursuant to Section 7 with respect to Fees for services rendered after March 31, 2009.

4. Shares Subject to the Plan

   a. Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Common Stock of the Company ("Stock") that may be delivered upon the exercise of options or pursuant to Deferred Stock Awards granted under the Plan shall be 200,000. If any option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

   b. Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or, if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

   c. Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock occurring after the effective date of the Plan, the number and kind of shares of stock or securities of the Company subject to options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

   The Committee may also adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 6(j)), acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.

5. Eligibility for the Plan

   Directors who are not employees of the Company or any subsidiary of the Company ("Eligible Directors") shall be eligible to receive options and Deferred Stock Awards under the Plan.

6. Terms and Conditions of Options

   a. Formula Options. At each annual meeting at which an Eligible Director is reelected or is continuing as a director, such Eligible Director shall be granted an option to purchase 10,000 shares of Stock. The options awarded under this paragraph (a) are referred to as "Formula Options." The grant of Formula Options shall not require any action by the Committee.

   b. Discretionary Options. The Committee shall also have the authority under this Plan to award options to purchase Stock to Eligible Directors in such amounts and on such terms not inconsistent with this Plan as it shall determine at the time of the award. The Options awarded under this paragraph (b) are referred to herein as "Discretionary Options."

   c. Exercise Price. The exercise price of each Formula Option shall be 100% of the Fair Market Value (as defined below) per share of the Stock on the day before the date the option is granted. The exercise price of each Discretionary Options shall be set by the Committee. In no event, however, shall the option price of any option be less, in the case of an original issue of authorized stock, than par value per share. For purposes of this paragraph, (A) the "Fair Market Value" of a share of Stock on any date shall be the Closing Price or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price; and (B) the "Closing Price" of the Stock on any business day will be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day.

   d. Duration of Options. The latest date on which an option may be exercised (the "Final Exercise Date") shall be (i) in the case of Formula Options, the date which is five years from the date the Option was granted and (ii) in the case of Discretionary Options, such date as the Committee may determine, but in no event later than ten years from the date the Option was granted.

   e. Exercise of Options.

     i. Each Formula Option shall be exercisable on the date of grant. Each Discretionary Option shall become exercisable at such time or times as the Committee shall determine.

     ii. Any exercise of an option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) any documentation required by the Committee and (ii) payment in full for the number of shares for which the option is exercised.

     iii. If an option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the option has been transferred by the director's will, the applicable laws of descent and distribution or pursuant to Section 6(g) below, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

   f. Payment for and Delivery of Stock. Stock purchased upon exercise of options under the Plan shall be paid for as follows: (i) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company; (ii) through the delivery of shares of Stock (which, in the case of shares of Stock acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the exercise price; (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the purchase price; or
(iv) by any combination of the foregoing permissible forms of payment; provided, that if the Stock delivered upon exercise of the option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock shall be paid other than with a personal check of the option holder.

   g. Discretionary Payments. If (i) the market price of shares of Stock subject to an option exceeds the exercise price of the option at the time of its exercise, and (ii) the person exercising the option so requests the Committee in writing, the Committee may in its sole discretion cancel the option and cause the Company to pay in cash or in shares of Stock (at a price per share equal to the fair market value per share) to the person exercising the option an amount equal to the difference between the fair market value of the Stock which would have been purchased pursuant to the exercise (determined on the date the option is canceled) and the aggregate exercise price which would have been paid.

   h. Death. Except as otherwise determined by the Board, upon the death of any Eligible Director, all options not then exercisable shall terminate. All options held by the director that are exercisable immediately prior to death may be exercised by his or her executor or administrator, or by the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution or pursuant to Section 6(g), at any time within one year after the director's death (subject, however, to the limitations of Section 6(c) regarding the maximum exercise period for such option). After completion of that one-year period, such options shall terminate to the extent not previously exercised.

   i. Other Termination of Status of Director. If a director's service with the Company terminates for any reason other than death, all options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (subject to Section 6(c)). After completion of that three-month period, such options shall terminate to the extent not previously exercised, expired or terminated.

   j. Mergers, etc. In the event of a merger or consolidation of the Company, or series of transactions of which such a merger or consolidation is a part, which results in the stockholders of the Company immediately prior to such transaction or series of transactions beneficially owning less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction or series of transactions or which results in a single person or entity or group of persons or entities acting in concert owning at least a majority of the outstanding voting securities of the surviving entity immediately following such transaction or series of transactions, a sale, transfer, lease or other conveyance of all or substantially all of the Company's assets in a transaction or series of transactions, or a dissolution or liquidation of the Company, all options hereunder will terminate; provided, that immediately prior to the consummation of any such transaction described above, all options outstanding hereunder that are not otherwise exercisable shall become immediately exercisable, and provided, further, that in lieu of termination, the Board may cause the acquiring or surviving corporation to assume all Options outstanding under this Plan, or provide replacement options for such options on substantially the same terms as are provided by this Plan, with such adjustments to the number of shares covered by such Options and the exercise price thereof as may be necessary to reflect the exchange ratio provided for in the merger or consolidation and with such other changes as are necessary to permit the options to remain exercisable and outstanding after the effective date of such merger or consolidation despite the termination of the Eligible Director's service as a director of the Company.

7. Deferred Stock Grant in Lieu of Fees

   a. Deferred Stock Grants. Each Eligible Director who shall have so elected (pursuant to the procedures below) shall be granted irrevocable rights to receive shares of Stock to be delivered in the future ("Deferred Stock Awards") in lieu of the cash fees that would otherwise be payable to such Eligible Director. Each Eligible Director shall receive a Deferred Stock Award in lieu of any annual retainer fee to which such Eligible

Director may be entitled ("Annual Fee") and a Deferred Stock Award in lieu of any fees to which such Eligible Director may be entitled with respect to any meeting of the Board or any committee thereof ("Meeting Fees"). The number of shares of Stock subject to a Deferred Stock Award shall be that number of shares of Stock the Fair Market Value of which is equal, in the case of the Annual Fee, to the amount of such Annual Fee on the first business day of the calendar year for which such Annual Fee is payable, and in the case of a Meeting Fee, to the amount of such Meeting Fee on the day before the date of meeting for which such Meeting Fee is payable. The grant of Deferred Stock Awards shall not require any action by the Committee.

   b. Issuance of Deferred Stock. Stock issuable pursuant to a Deferred Stock Award granted under this Plan shall be issued by the Company to the Eligible Director on the earliest of (i) the first business day of the third January following such Deferred Stock Award, (ii) the date of an event described in
Section 6(j) of this Plan or (iii) the date on which such Eligible Director shall cease to be a Director of the Company, and certificates therefore shall be delivered by the Company promptly after such date.

   c. Notice Procedures. Prior to the beginning of any fiscal year of the Company, an Eligible Director may notify the Company in writing of his or her election to be granted Deferred Stock Awards in lieu of fees for the calendar year succeeding the year in which the election is made and unless and until any subsequent notice is given, as provided below, each calendar year thereafter (a "Deferred Stock Election"). By making a Deferred Stock Election, such Eligible Director agrees to forego any cash payment of the Annual Fees and Meeting Fees paid in the form of Deferred Stock Awards. Any Deferred Stock Election shall be irrevocable as to each calendar year once that year begins. Any Deferred Stock Election shall continue in effect from year to year, until revoked, which revocation shall be effective as to all years subsequent to the year in which the notice of revocation is given, unless and until such Eligible Director makes a subsequent Deferred Stock Election.

8. General Provisions

   a. Effect of Lack of Shares. In the event that on any date on which options or Deferred Stock Awards are to be granted hereunder, there is not a sufficient number of shares of Stock available to implement fully the shares issuable thereunder, then each such director entitled to an option grant or a Deferred Stock Award at such time shall receive a pro rata portion of the option and/or Deferred Stock Award contemplated by this Plan to the maximum extent. In addition, if an Deferred Stock Award cannot be implemented due to a lack of shares, then the director's agreement to forgo Fees shall be deemed automatically revoked to the same extent unless with the Director's consent the Board is seeking authorization for additional shares.

   b. Non-Plan Issuances. Neither adoption of the Plan nor the grant of options or Deferred Stock Grants to an Eligible Director shall affect the Company's right to grant to such director options that are not subject to the Plan, to issue to such director Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to directors.

   c. No Rights as Stockholder. A holder of an option or Deferred Stock Award shall not have the rights of a stockholder with respect to shares issuable with respect to such option or award.

   d. Fulfillment of Legal Obligations. The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange or market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

   e. Nontransferability of Options and Awards. No option or Deferred Stock Award may be transferred other than by will or by the laws of descent and distribution. During a director's lifetime, an option may be exercised only by him or her. During a director's lifetime, a Deferred Stock Award may be paid only by him or her.

   f. Termination & Amendment. The Board may at any time terminate the Plan as to any further grants of options or Deferred Stock Awards. The Committee may at any time or times, amend the Plan for any purpose which may at the time be permitted by law, but (without the person's consent) no such amendment shall adversely affect the rights of any person with respect to a previously granted option or Deferred Stock Award.

                                                                      APPENDIX D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CTC COMMUNICATIONS GROUP, INC.

   The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, do hereby set forth as follows:

   FIRST: The name of the corporation is CTC COMMUNICATIONS GROUP, INC.

   SECOND: The address of the initial registered and principal office of this corporation in this state is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

   THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

   FOURTH: (a) The corporation shall be authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is One-Hundred Ten Million (110,000,000), consisting of One-Hundred Million (100,000,000) shares of Common Stock, $0.01 par value (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value (the "Preferred Stock"). Of the authorized shares of Preferred Stock, Six Thousand Six Hundred Sixty-Six (666,666) shares shall be designated "Series A Convertible Preferred Stock."

   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law or set forth in this Certificate of Incorporation, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

   Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

   (b) The relative and other rights, preferences, privileges, and restrictions of the Series A Convertible Preferred Stock and the holders thereof (collectively, the "Stockholders") are as follows:

   1. Designation. The number of shares of the series designated "Series A Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock. All capitalized terms used in this Certificate of Incorporation and not otherwise defined shall have the meaning given to such terms in Paragraph 14 of this Section (b) of Article FOURTH.

   2. Dividends. The holders of Series A Preferred Stock shall be entitled to participate in all dividends that are declared and paid on Common Stock on the same basis as if all of the Series A Preferred Stock had been converted to Common Stock in accordance with Paragraph 7 of this Section (b) of Article FOURTH.

   3. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Securities, an amount in cash (the "Liquidation Amount") equal to the greater of (i) the Series A Preference Amount, or (ii) the Minimum Preference Amount, provided, however, if the amount each such holder of Series A Preferred Stock would have received had such holder converted all Series A Preferred Stock held by such holder into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation would be equal to or greater than the Liquidation Amount, the Series A Preferred Stock shall be automatically converted into Common Stock in accordance with the terms herein, effective immediately prior to such liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which they are entitled with respect to their Senior Preferred Stock, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Senior Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Senior Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Senior Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled to receive on account of their Senior Preferred Stock, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

   (b) Consolidation, Merger, etc. A consolidation or merger of the Corporation with or into any other corporation or corporations (a "merger") other than a merger in which the holders of the Corporation's Common Stock own a majority of the voting power of the surviving corporation, or a Sale of the Corporation, or the effectuation by the Corporation or its stockholders of a transaction or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a "reorganization") shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3, provided, however, the transfer of all or substantially all of the Corporation's assets to one or more wholly owned subsidiaries of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3. Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such reorganization. Notwithstanding the foregoing, a consolidation, merger, Sale of the Corporation or reorganization shall not be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this Paragraph 3 if (i) the holders of the Requisite Percentage of the Series A Preferred Stock waive in writing the provisions of the preceding two sentences, as applicable and (ii) the Board of Directors of the Corporation consents to such waiver.

   (c) Holders of Series A Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the amounts set forth in this Paragraph 3.

   4. Voting.

   (a) Rights of Series A Preferred Stock. Except as otherwise required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of these Articles of Incorporation, the shares of the Series A Preferred Stock shall vote together with the shares of the Corporation's Common Stock and any other shares of the Corporation's stock which, by its terms, is entitled to vote together with the Series A Preferred Stock and the Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the lesser of (i) the whole number of shares of the Corporation's Common Stock issuable upon conversion and exercise of all shares of Series A Preferred Stock and Warrants held by such holder immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and (ii) the number of shares of Series A Preferred Stock held by such holder multiplied by 2.476.

   5. Special Approval Rights.

   (a) Restricted Actions. So long as any shares of Series A Preferred Stock are outstanding, the affirmative vote of the holders of the Requisite Percentage of Series A Preferred Stock, acting by written consent or voting separately as a single class in person or by proxy, at a special or annual meeting of holders of Series A Preferred Stock called for the purpose, shall be necessary to authorize the Corporation to take any of the following actions (herein, each a "Restricted Action"):

     (A) authorize, or increase or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue additional shares of Series A Preferred Stock or any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock ranking with respect to liquidation preference, dividends or voting rights, senior in right to, or on a parity with, the Series A Preferred Stock or entitling the holders thereof to receive any dividends or distributions (other than stock dividends) at any time when any shares of Series A Preferred Stock are outstanding; provided however, that nothing contained in this Paragraph 5 shall restrict the Company from authorizing or issuing (i) Common Stock or warrants or options to acquire Common Stock or (ii) Straight Preferred Stock;

     (B) amend, repeal or change, directly or indirectly, any of the provisions of the Certificate of Incorporation of the Corporation or the By-laws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely;

     (C) at any time when the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, authorize or effect the declaration or payment of dividends or other distributions (other than stock dividends) upon, or the redemption or repurchase of, any equity securities of the Corporation other than repurchase of Common Stock from departing employees that has been approved by the Compensation Committee and the Board of Directors; or

     (D) at any time when the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, permit the Board of Directors of the Corporation to consist of more than eleven
  (11) members.

   (b) Approval. The approval rights of the holders of shares of Series A Preferred Stock to authorize the Corporation to take any of the Restricted Actions as provided in this Paragraph 5 may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Series A Preferred Stock held for such purpose or by written consent. At each meeting of stockholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to authorize the Corporation to take any Restricted Action as provided in this Paragraph 5, the presence in person or by proxy of the holders of the Requisite Percentage of Series A Preferred Stock entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

   6. Compensation Committee. Unless otherwise consented to by the holders of the Requisite Percentage of outstanding Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, the Board of Directors shall elect a Compensation Committee of the Board of Directors consisting of three (3) individuals, one of whom shall be a director designated in writing by the holders of a majority of the Series A Preferred Stock, and the other two of which shall consist of independent directors who are not employed by the Corporation and are not Affiliates of those stockholders who are Affiliates of the Corporation ("Independent Directors"), which Compensation Committee shall be increased by one (1) member, which member shall be the member added pursuant to Section 7.6 of the Purchase Agreement or another member satisfactory to the holders of the Requisite Percentage of outstanding Series A Preferred Stock and the Corporation's chief executive officer. So long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, decisions of the Compensation Committee must be made by the affirmative vote of at least three (3) members. The Compensation Committee shall approve all recommendations to the Board of Directors as to the following, and the Board of Directors shall not have the power to approve any of the following without such recommendation, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, provided however, that nothing contained herein shall restrict the Corporation from honoring its contractual obligations existing on April 10, 1998 and disclosed in the Purchase Agreement:

     (i) the terms of employment, including compensation, of all new senior management employees;

     (ii) any increases in the compensation or benefits of any senior management employee;

     (iii) the terms of, and allocations of awards to senior management employees under, any bonus, profit-sharing, or similar incentive plan arrangements;

     (iv) the award of any other incentive or bonus compensation to senior management employees;

     (v) the issuance of capital stock or Convertible Securities to any employees or directors of the Corporation or its Subsidiaries other than upon exercise of options or conversion of Convertible Securities not issued in violation of this Paragraph 6; and

     (vi) the issuance of capital stock or Convertible Securities to consultants to the Corporation or its Subsidiaries other than Common Stock, warrants and options to purchase Common Stock representing more than 40,000 shares of Common Stock in the aggregate on a fully diluted basis with respect to all such issuances during any fiscal year Subsidiaries other than upon exercise of options or conversion of Convertible Securities not issued in violation of this Paragraph 6.

   7. Conversion Rights.

   (a) Conversion Procedure.

     (i) At any time and from time to time, any holder of Series A Preferred Stock shall have the right, at its option, to convert all or any portion of each share of Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of fully paid and nonassessable Common Stock computed by dividing the Series A Preference Amount by the Conversion Price in effect on the Conversion Date; provided, however, that in the event of the conversion of Series A Preference Stock pursuant to Paragraph 3(a) or Paragraph 7(g) of this Section (b) of Article FOURTH, the number of shares of fully paid and nonassessable Common Stock into which each Share of Series A Preferred Stock shall convert shall be computed by dividing the greater of the Series A Preference Amount or $21.39 by the Conversion Price in effect on the Conversion Date.

     Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a Sale of the Corporation, such conversion may, at the election of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the consummation of the Sale of the Corporation, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such Sale of the Corporation.

     (ii) Subject to the provisions of Paragraph 7(a)(i), each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the "Conversion Date"); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Series A Preferred Stock as such holder (including the right to receive dividends) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

     (iii) As soon as practicable after the Conversion Date, but in any event within ten (10) business days after the holder has delivered the certificates (or affidavits of loss in form and substance reasonably satisfactory to the Company) evidencing the shares of Series A Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:

       (x) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common Stock as provided in clause
    (vii) of this Paragraph 7(a); and

       (y) a certificate representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

     (iv) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.

     (v) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

     (vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     (vii) No fractional shares of Common Stock or script shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

   (b) Conversion Price. The initial conversion price shall be nine dollars ($9.00), which may be adjusted from time to time hereafter (as so adjusted, the "Conversion Price") . If and whenever on or after the original date of issuance of the Series A Preferred Stock the Corporation issues or sells, or in accordance with Paragraph 7(c) is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Conversion Price in effect immediately prior to such issue or sale times (ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Paragraph 7(c)(ii) below) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

   (c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Paragraph 7, the following shall be applicable:

     (i) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

     (ii) Change in Exercise Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock should change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; and on the termination date of any right to exercise, convert or exchange such Convertible Securities without such right having been duly exercised, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

     (iii) Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under this Paragraph 7(c) with respect to the issuance of any Excluded Securities.

     (iv) Valuation of Non-Cash Consideration. In the event that Convertible Securities are issued for consideration other than cash, the value of such consideration shall be made by a good faith determination by the Board.

   (d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In any such event all numbers, percentages, computations and the like in this Section (b) of Article FOURTH shall be deemed modified as necessary to give appropriate effect to such subdivision or combination.

   (e) Certain Events. If an event not specified in this Paragraph 7 occurs that has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated, then this Paragraph 7 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the intended benefit of the protections provided under this Paragraph 7. In such event, the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Paragraph 7 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

   (f) Notices.

     (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

     (ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

   (g) Mandatory Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation on the basis set forth in Paragraph 7(a) upon not less than 10 days prior written notice of conversion (the "Conversion Notice") from the Corporation, which Conversion Notice and mandatory conversion shall not be effective unless (i) the average closing bid price (or closing sales price, as applicable) per share for the Corporation's Common Stock on the Nasdaq Stock Market (or such national stock exchange upon which the Corporation's Common Stock is then listed), for the period of thirty (30) consecutive trading days ending on the last trading day prior to the giving of the Conversion Notice, is
(aa) in the case of a Conversion Notice given prior to April 10, 2002, at least three hundred percent (300%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period or (bb) in the case of a Conversion Notice given on or after April 10, 2002, at least one hundred percent (100%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period, and (ii) a "Shelf Registration" pursuant to the Registration Rights Agreement with respect to the "Registrable Securities" (including those issuable upon such conversion) shall be effective as of the time the Series A Preferred Stock converts into Common Stock. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. At such time as at least 500,000 shares of

Series A Preferred Stock shall have been converted into Common Stock pursuant to this Paragraph 7, all other then outstanding shares of Series A Preferred Stock shall thereupon automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation in the basis set forth in Paragraph 7(a). As promptly as practicable after such conversion, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to this Paragraph 7. Until such time as a holder of shares of Series A Preferred Stock shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

   8. Redemption.

   (a) The Series A Preferred Stock may be redeemed (in whole or in part) at the option of the holders of the Requisite Percentage of Series A Preferred Stock on or after the Maturity Date (an "Optional Redemption"). In any such case, the holders of the Requisite Percentage of Series A Preferred Stock shall notify the Corporation in writing of its or their intent to exercise the rights afforded by this Paragraph 8(a) and specify a date not less than 90 nor more than 180 days from the date of such notice on which the Series A Preferred Stock shall be redeemed (the "Optional Redemption Date"). Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of the Series A Preferred Stock of the Optional Redemption Date. The remaining holders have the right to participate in such redemption if they so elect by giving the Corporation written notice to such effect within 20 days of having received such notice. The Corporation shall redeem on the Optional Redemption Date all shares of Series A Preferred Stock being redeemed in cash by wire transfer of immediately available funds in an amount equal to the greater of the Series A Preference Amount of such shares or the Minimum Preference Amount of such shares to the extent funds are legally available for such redemption.

   (b) If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on an Optional Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock entitled to redemption, the holders of shares of Series A Preferred Stock entitled to redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available. From and after the Corporation's receipt of an Optional Redemption notice pursuant to Paragraph 8(a), the Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of a merger or sale of assets) in order to permit the full and timely redemption of the shares of Series A Preferred Stock entitled to redemption.

   (c) If, for any reason, the Corporation fails to redeem all shares of Series A Preferred Stock entitled to redemption on an Optional Redemption Date (i) the unredeemed shares shall remain outstanding and shall continue to have all rights and preferences (including, without limitation, dividend and voting rights) provided for herein, and (ii) the holders of such unredeemed shares shall have the ongoing right to be redeemed in accordance with this Paragraph 8, together with such rights and remedies as may be available under applicable law.

   (d) The notices provided for in this Paragraph 8 shall be sent, if by or on behalf of the Corporation, to the holders of the Series A Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Series A Preferred Stock to the Corporation at its principal executive office as set forth in the Purchase Agreement, by first class mail, postage prepaid, (i) notifying such recipient of the redemption, the date of such redemption, the number of shares of Series A Preferred Stock to be redeemed, and the redemption price therefor and (ii) in the case of any notice by or on behalf of the Corporation, stating the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.

   9. Status of Reacquired Shares. Any shares of Series A Preferred Stock redeemed pursuant to Paragraph 8 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

   10. Rank. The Series A Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.

   11. Identical Rights. Each share of the Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock.

   12. Certificates. So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement as required by Section 151(f) of the General Corporation Law of the State of Delaware.

   13. Amendments. Any provision of these terms of the Series A Preferred Stock may be amended, modified or waived if and only if the holder of the Requisite Percentage of Series A Preferred Stock has consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Section (b) of Article FOURTH.

   14. Definitions.

   "Affiliate or Affiliates" shall mean with respect to any Person, any other Person that would be considered to be an affiliate of such Person under Rule 144(a) under the Securities Act of 1933, as amended, as in effect on April 10, 1998, if such Person were issuing securities.

   "Certificate of Incorporation" shall mean this Certificate of Incorporation, as amended from time to time.

   "Common Stock" shall mean the Corporation's Common Stock, $.01 par value.

   "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into, exercisable or exchangeable for Common Stock at such time.

   "Conversion Price" shall have the meaning set forth in Paragraph 7(b) hereof.

   "Convertible Securities" shall mean securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exchanged for Common Stock.

   "Excluded Securities" shall mean any (a) Common Stock or Convertible Securities issued in respect of Excluded Securities (for this purpose, only as such term is defined in the Articles of Organization of CTC Communications Corp., a Massachusetts corporation, as in effect immediately before the Reorganization in connection with the Reorganization, (b) Common Stock issuable upon the exercise, conversion or exchange of Convertible Securities described in clause (a), or (c) Common Stock or warrants or options to acquire Common Stock issued after the consummation of the Reorganization to (i) employees, directors or consultants to the

Corporation or its subsidiaries with the approval of the Compensation Committee to the extent such approval is required under Paragraph 5(c) hereof, (ii) lenders who are not Affiliates of the Corporation as partial consideration for senior debt financing to the Corporation, (iii) equipment lessors who are not Affiliates of the Corporation as partial consideration for equipment lease financing to the Corporation, (iv) licensors who are not Affiliates of the Corporation as partial consideration for license agreements with the Corporation, (v) bond and Straight Preferred Stock purchasers as partial consideration for issuances of debt securities or Straight Preferred Stock pursuant to underwritten public offerings of such debt securities or Straight Preferred Stock under the Securities Act of 1933, as amended, (vi) bond and Straight Preferred Stock purchasers as partial consideration for issuance of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation, with respect to each such offering, proceeds of at least $75,000,000 (net of any interest or dividend escrows or similar arrangements), (vii) bond and Straight Preferred Stock purchasers as partial consideration for issuances of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation with respect to each such offering, proceeds of at least $40,000,000 (net of any interest or dividend escrows or similar arrangements) sold to at least five purchasers, who are not Affiliates of one another, (viii) any Persons (including the stockholders or owners of Persons) as all or part of the consideration paid for the acquisition of ownership interests in, or assets of, such Person unless (aa) such Person is an Affiliate of the Corporation (other than a Subsidiary) or (bb) Affiliates of the Corporation collectively own more than ten percent (10%) of the ownership interests in such Person or (ix) to Comm-Tract Corp. and Comm-Tract Corp. of New York or their owners in consideration for the acquisition of said companies by the Corporation involving the issuance of Common Stock at a price which is not less than $9.00 per share. For purposes of clause (viii) above, the value of consideration other than cash received by the Corporation in return for the issuance of Common Stock shall be determined in good faith by the Board.

   "Independent Directors" shall have the meaning set forth in Paragraph 6 hereof.

   "Junior Securities" shall mean any of the Corporation's Common Stock and all other equity securities of the Corporation other than (i) the Series A Preferred Stock and (ii) any other shares of the Corporation's preferred stock
(a) which by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of Series A Preferred Stock and (b) are issued in compliance with this Section (b) of Article FOURTH.

   "Maturity Date" shall mean April 9, 2003.

   "Minimum Preference Amount" shall mean $25.41 per share of Series A Preferred Stock.

   "Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

   "Preferred Stock" shall mean the Series A Preferred Stock.

   "Preferred Stock Derivatives" shall mean any Common Stock or Convertible Securities issued to holders of Series A Preferred Stock in exchange therefor, as a stock dividend thereon, in respect thereof in connection with a stock split or recapitalization or in connection with the exercise of preemptive rights pertaining thereto pursuant to the Purchase Agreement.

   "Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of April 10, 1998 among the Purchasers named therein and CTC Communications Corp., as it may be amended from time to time.

   "Purchase Price" of any share of Series A Preferred Stock shall be $18.00.

   "Registration Rights Agreement" shall mean that certain Registration Rights Agreement between CTC Communications Corp. and the holder(s) of the Series A Preferred Stock, as it may be amended from time to time.

   "Reorganization" shall mean the consummation of the transactions by which CTC Communications Corp. becomes a subsidiary of this Corporation pursuant to the Amended and Restated Agreement and Plan of Reorganization between CTC Communications Group, Inc., a Delaware Corporation, CTC-Newco, Inc., a Delaware corporation and CTC Communications Corp., a Massachusetts corporation dated as of March 1, 1999.

   "Required Consent" shall have the meaning set forth in Paragraph 5.

   "Requisite Percentage" shall mean a majority.

   "Restricted Action" shall have the meaning set forth in Paragraph 5.

   "Sale of the Corporation" shall mean a single transaction or a series of transactions pursuant to which a Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock); or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.

   "Senior Preferred Stock" shall mean the Series A Preferred Stock and any other preferred stock of the Corporation designated by the Corporation in accordance with this Section (b) of Article FOURTH, the terms of which preferred stock provide for it to be treated as Senior Preferred Stock for purposes of the particular sections herein in which the term "Senior Preferred Stock" is used.

   "Series A Preference Amount" shall mean, as of any date, an amount per share of Series A Preferred Stock equal to the Purchase Price increasing from April 10, 1998 through the date in question at a rate of nine percent (9%) per annum, compounding semi-annually in arrears from April 10, 1998 and prorated on a daily basis for partial periods.

   "Series A Preferred Stock" shall mean the Corporation's Series A Preferred Stock, $1.00 par value.

   "Straight Preferred Stock" shall mean preferred stock of the Corporation which (i) is neither a Convertible Security nor convertible into or exchangeable for any other security other than preferred stock meeting the requirements of this definition or debt securities, (ii) is issued solely for cash payable upon issuance, (iii) accrues dividends only at a rate or rates fixed in the certificate of designation or amendment to the Certificate of Incorporation designating such preferred stock, (iv) has no voting rights other than as required by law, (v) entitles the holders thereof to receive, in the aggregate, not more than the purchase price therefor plus the amount of any accrued unpaid dividends in respect thereof, and (vi) does not otherwise directly or indirectly alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely.

   "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

   "Warrants" shall mean the Warrants issued pursuant to the Purchase Agreement to purchase 133,333 shares of Common Stock, as adjusted from time to time.

   15. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Resolution (as such Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth in this Resolution (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

   16. Preemptive Rights. The Purchasers who are parties to the Purchase Agreement have certain preemptive rights set forth in the Purchase Agreement entitling them, in certain circumstances, to acquire securities to be issued by the Corporation.

   FIFTH: The name and address of the incorporator are as follows:

     NAME                                           ADDRESS
     ----                                           -------
     Michael Barr.................................. 10 Bank Street
                                                    White Plains, New York 10606

   SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

     (1) Subject to the provisions of this Certificate of Incorporation, the number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

     (2) Subject to the provisions of this Certificate of Incorporation, the Board of Directors shall have power without the assent or vote of the stockholders:

       (a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

       (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of director's interest, or for any other reason.

     (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

   SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

   EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them (Excluding Series A Convertible Preferred Stock), any court or equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths ( 3/4) in value of the stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of any such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

   NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and this Certificate of Incorporation, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

   IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury
this    day of        , 1999.

   ____________________________
   Michael Barr, Incorporator

                                                                      APPENDIX E

                                    BY-LAWS

                                       OF

                         CTC COMMUNICATIONS GROUP, INC.

                                   ARTICLE I

                                  Stockholders

   Section 1. Annual Meeting. The Annual Meeting of Stockholders shall be held each year on a date and at a time designated by the Board of Directors. At the Annual Meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the Meeting.

   Section 2. Special Meetings. Special Meetings may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer (or, if there is not a Chief Executive Officer, the President) or the Corporation's Board of Directors.

   Section 3. Place of Meeting. All meetings of stockholders shall be held at the principal office of the Corporation unless a different place (within the United States) is fixed by the Directors or the President and stated in the notice of the meeting.

   Section 4. Notice of Meetings. Except as hereinafter provided, a written notice of every meeting of stockholders, stating the place, date and hour thereof, and the purposes for which the meeting is to be held, shall be given by the Secretary or by the person calling the meeting at least ten (10) but not more than (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder, who, by law, by the Certificate of Incorporation or by these By-Laws is entitled to such notice, by leaving such notice with him or at his residence or usual place of business, or by mailing it postage prepaid and addressed to such stockholder at his address as it appears upon the books of the Corporation. No notice need be given to any stockholder if a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto authorized, is filed with the records of the meeting.

   Section 5. Quorum. Except as otherwise provided by law or in the Certificate of Incorporation or these By-Laws, the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business.

   Section 6. Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held by him of record according to the records of the Corporation, unless otherwise provided by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy dated not more than three years before the meeting named therein, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof, before being voted. Except as otherwise limited therein, proxies shall entitle the persons named therein to vote at any adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise.

   Section 7. Action at Meeting. When a quorum is present, the holders of a majority of the stock present or represented and voting on a matter, (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter) except where a larger vote is required by law, the Certificate of Incorporation or these By-Laws, shall decide any matter to be voted on by the stockholders. Any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The Corporation shall not directly or indirectly vote any share of its stock.

   Section 8. Action without Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by stockholders at any annual or special meeting may be taken without a meeting and without prior notice, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. All such consents must, in order to be effective, be signed and delivered to the Corporation within sixty days after the earliest dated consent is delivered to the Corporation. Such consent shall be treated for all purposes as a vote at a meeting.

   Section 9. Notice of Stockholder Business and Nomination of Directors.

   (a) Annual Meetings of Stockholders.

     (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (x) pursuant to the Corporation's notice of meeting, (y) by or at the direction of the Board of Directors or (z) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this
  Section 9, is entitled to vote at the meeting and has complied with the notice procedures set forth in this Section 9.

     (ii) For nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (z) of paragraph (a)(i) of this Section 9, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth: (1) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);
  (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (3) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     (iii) Notwithstanding anything in the second sentence of paragraph
  (a)(ii) of this Section 9 to the contrary, in the event that any person nominated by the Board of Directors of the Corporation for election as a Director (other than a person nominated to fill a vacancy created by the death of a Director) was not a Director or nominee named (x) in the Corporation's proxy statement for the preceding annual meeting or (y) in a public announcement made by this Corporation at least 60 days prior to the first anniversary of the preceding year's annual meeting (a "New Nominee"), a stockholder's notice required by this Section 9 shall also be considered timely if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which public announcement is first made by the Corporation of the election or nomination of such New Nominee to the Board of Directors.

     (iv) The Corporation shall set forth in its proxy statement for each annual meeting of stockholders the date by which notice of nominations by stockholders of persons for election as a Director or for other business proposed to be brought by stockholders at the next annual meeting of stockholders must be received by the Corporation to be considered timely pursuant to this Section 9. With respect to the first annual meeting of stockholders after the adoption of this Section 9, the Corporation shall issue a public announcement setting forth such information not less than 30 days prior to the applicable date.

   (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors of the Corporation may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (x) by or at the direction of the Board of Directors or (y) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of notice provided for in this
Section 9, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 9. Stockholders desiring to nominate persons for election to the Board of Directors at such a special meeting of stockholders shall deliver the stockholder's notice required by paragraph (a)(ii) of this Section 9 to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (A) the 60th day prior to such special meeting and (B) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

   (c) General.

     (i) Only persons who are nominated in accordance with the procedures set forth in this Section 9 shall be eligible to serve as Directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in
  Section 9. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 9 and, if any proposed nomination or business is not in compliance with this Section 9, to declare that such defective proposal shall be disregarded.

     (ii) For purposes of this Section 9, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (iii) Notwithstanding the foregoing provisions of this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9. Nothing in this Section 9 shall be deemed to limit the Corporation's obligation to include stockholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act or any successor Rule.

                                   ARTICLE II

                                   Directors

   Section 1. Powers. The business of the Corporation shall be managed by a Board of Directors who may exercise all the powers of the Corporation including, but not limited to, the issuance of stock, except as otherwise provided by law, by the Articles of Organization or by these By-Laws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

   Section 2. Number. The Board of Directors shall fix the number of Directors at not less than three nor more than eleven Directors; provided, however, that the number of Directors shall be fixed at not less than two whenever there shall be only two stockholders and not less than one whenever there shall be only one stockholder. The number of Directors may be increased or decreased at any time or from time to time by the vote of a majority of the Directors then in office. No Director need be a stockholder.

   Section 3. Classification, Election and Tenure. The Directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the duration of the term for which they severally hold office, into three classes, designated Class I, Class II, and Class III, which shall be as nearly equal in number as possible and as provided by resolution of the Board of Directors in connection with such election.

   Each initial Director in Class I shall hold office for a term expiring at the 1998 annual meeting of stockholders; each initial Director of Class II shall hold office for a term expiring at the 1999 annual meeting of stockholders; and each initial Director of Class III shall hold office for a term expiring at the 2000 annual meeting of stockholders. Each Director shall serve until his successor is duly elected and qualified or until his earlier death, resignation, removal or disqualification. At each annual meeting of stockholders following the 1998 annual meeting, the stockholders shall elect the successors of the class of Directors whose term expires at that meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

   The Board of Directors shall increase or decrease the number of Directors in one or more classes as may be appropriate whenever it increases or decreases the number of Directors pursuant to Section 2 of this Article II, in order to ensure that the three classes shall be as nearly equal in number as possible.

   Section 4. Vacancies. Subject to the rights of the holders of shares of any class or series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation or removal shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director, and newly created Directorships resulting from any increase in the number of Directors shall be filled by the Board of Directors, or if not so filled, by the stockholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with these By-laws. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new Directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified or until his earlier death, resignation or removal. The Directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirement of law or of the number of Directors as required for a quorum or for any vote or other actions.

   Section 5. Resignation. Any Director may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

   Section 6. Removal. Except as otherwise provided in the Articles of Organization or these By-laws relating to the rights of the holders of any class or series of Preferred Stock voting separately by class or series, to elect Directors under specified circumstances any Director or Directors may be removed from office but only for cause and only by either the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than a majority of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting, or by the affirmative vote of a majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body opposing him.

   Section 7. Meetings. Regular meetings of the Directors may be held without call or notice at such places and at such times as the Directors may from time to time determine, provided that any Director who is absent when such determination is made shall be given notice of the determination. A regular meeting of the Directors may be held without a call or notice at the same place as the annual meeting of stockholders or the special meeting held in lieu thereof, following such meetings of stockholders.

   Special meetings of the Directors may be held at any time and place designated in a call by the President, Treasurer or two or more Directors.

   Section 8. Notice of Meetings. Notice of all special meetings of the Directors shall be given to each Director by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person, by telephone, facsimile or email at least twenty-four hours in advance of the meeting, or by written notice mailed to his business or home address at least forty-eight hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice of a Directors' meeting need not specify the purposes of the meeting.

   Section 9. Quorum. At any meeting of the Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time without further notice.

   Section 10. Action at Meeting. At any meeting of the Directors at which a quorum is present, the vote of a majority of those present, unless a different vote is specified by law, by the Articles of Organization, or by these By-Laws, shall be sufficient to decide such matter.

   Section 11. Action by Consent. Any action by the Directors may be taken without a meeting if a written consent thereto is signed by all the Directors and filed with the records of the Directors' Meetings. Such consent shall be treated as a vote of the Directors for all purposes.

   Section 12. Committee. The Directors may, by vote of a majority of the Directors then in office, elect from their number an executive or other committees and may by like vote delegate thereto some or all of their powers except those which by law, the Articles of Organization or these By-Laws, they are prohibited from delegating. Except as the Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Directors, or in such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these By-Laws for the Directors.

   Section 13. Meeting by Telecommunications. Members of the Board of Directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other at the same time and participation by such means shall constitute presence in person at the meeting.

                                  ARTICLE III

                                    Officers

   Section 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary, and such other officers, including a Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurer, Assistant Secretary as the Directors may determine.

   Section 2. Election. The President, Treasurer and Secretary shall be elected annually by the Directors at their first meeting following the annual meeting of stockholders. Other officers may be chosen by the Directors at such meeting or at any other meeting.

   Section 3. Qualification. The President may, but need not be, a Director. No officer need be a stockholder. Any two or more officers may be held by the same person provided that the President and Secretary shall not be the same person. Any officer may be required by the Directors to give bond for the faithful performance of his duties to the Corporation in such amount and with such sureties as the Directors may determine.

   Section 4. Tenure. Except as otherwise provided by law, the Certificate of Incorporation or by these By-Laws, the President, Treasurer and Secretary shall hold office until the first meeting of the Directors following the annual meeting of stockholders and thereafter until his successor is chosen and qualified; and all other officers shall hold office until the first meeting of the Directors following the annual meeting of the stockholders, unless a shorter term is specified in the vote choosing or appointing them. An officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

   Section 5. Removal. The Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office, provided, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors prior to action thereon.

   Section 6. Chairman, President and Vice President. The Chairman of the Board of Directors, if there be one, shall be the chief executive officer of the Corporation and shall, when present, preside at all meetings of the stockholders and at all meetings of the Board of Directors. The President shall have such duties and powers as are prescribed by the Board of Directors. Any Vice President shall have such powers as the Directors may from time to time designate.

   Section 7. Treasurer and Assistant Treasurer. The Treasurer shall, subject to the direction of the Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. He shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Directors may otherwise provide.

   Any Assistant Treasurer shall have such powers as the Directors may from time to time designate.

   Section 8. Secretary. The Secretary shall keep a record of the meetings of stockholders and of the meetings of the Directors. Unless a Transfer Agent is appointed, the Secretary shall keep or cause to be kept at the principal office of the Corporation or at his office, the stock and transfer records of the Corporation, in which are contained the names of all stockholders and the record address, and the amount of stock held by each.

   Any Assistant Secretary shall have such powers as the Directors may from time to time designate.

   Section 9. Assistant Secretary. Any Assistant Secretary shall have such powers as the Directors may from time to time designate. In the absence of the Secretary from any meeting of stockholders, an Assistant Secretary, if one be elected, otherwise a Temporary Secretary designated by the person presiding at the meeting, shall perform the duties of the Secretary.

   Section 10. Other Powers and Duties. Each officer shall, subject to these By-Laws, have in addition to the duties and powers specifically set forth in these By-Laws, such duties and powers as are customarily incident to his office, and such duties and powers as the Directors may from time to time designate.

                                   ARTICLE IV

                   Indemnification of Directors and Officers

   The Corporation shall to the extent legally permissible indemnify each of its directors and officers and each person who shall serve or shall have served at its request as a director or officer of another Corporation (and the heirs, executors and administrators of such director, officer and other person) against all expenses and liabilities which he has reasonably incurred in connection with or arising out of any actual or threatened action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of the Corporation or by reason of his serving or having served at its request as a director or officer of another Corporation (whether or not he continues to be a director, or officer, at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, provided no such indemnification shall be made in relation to matters as to which such director or officer shall be finally adjudged in any such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation. In the event that a settlement or compromise of such action, suit or proceeding is effected, indemnification may be had but only if the Board of Directors shall have been furnished with an opinion of counsel for the Corporation to the effect that such settlement or compromise is in the best interest of the Corporation and that such director or officer does not appear not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation, and if the Board of Directors shall have adopted a resolution approving such settlement or compromise.

   The foregoing right of indemnification shall not be exclusive of other rights to which any director, officer or other corporate personnel may be entitled as a matter of law.

                                   ARTICLE V

                                 Capital Stock

   Section 1. Certificate of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may be prescribed from time to time by the Directors. The certificate shall be signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, but when a certificate is countersigned by a transfer agent or a registrar, other than a Director, officer or employee of the Corporation, such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the time of its issue.

   Every certificate for shares of stock which are subject to any restriction on transfer pursuant to the Articles of Organization, the By-Laws, or any agreement to which the Corporation is a party, shall have the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement of the existence of such restriction and a statement that the Corporation will furnish a copy to the holder of such certificate upon written request and without charge.

   Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued or a statement of the existence of such preferences, powers, qualifications and right, and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

   Section 2. Transfers. Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Articles of Organization or these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of the By-Laws.

   It shall be the duty of each stockholder to notify the Corporation of his post office address.

   Section 3. Record Date. The Directors may fix in advance a time of not more than sixty days preceding the date of any meeting of stockholders, or the date for the payment of any dividend or the making of any distribution to stockholders, or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent. In such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date. Without fixing such record date, the Directors may for any of such purposes close the transfer books for all or any part of such period.

   Section 4. Replacement of Certificates. In case of the alleged loss or destruction or the mutilation of a certificate of stock, a duplicate may be issued in place thereof, upon such terms as the Directors may prescribe.

                                   ARTICLE VI

                                 Miscellaneous

   Section 1. Fiscal Year. Except as from time to time otherwise determined by the Directors, the fiscal year of the Corporation shall be the twelve months ending March 31.

   Section 2. Seal. The seal of the Corporation shall, subject to alterations by the Directors, bear its name, the word "Delaware" and the year of its incorporation.

   Section 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the Corporation in its behalf shall be signed by the President or the Treasurer except as the Directors may generally or in particular cases otherwise determine.

   Section 4. Voting of Securities. Except as the Directors may otherwise designate, the President or Treasurer may waive notice of, and appoint any person or persons to act as proxy or attorney in fact for this Corporation (with or without power of substitution) at any meeting of stockholders or shareholders of any other Corporation or organization, the securities of which may be held by this Corporation. The President shall have the power to vote any such securities held by this Corporation unless the Directors shall, by vote, otherwise stipulate.

   Section 5. Corporate Records. The original, or attested copies, of the Certificate of Incorporation, By-Laws and records of all meetings of the incorporates and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, shall be kept at the principal office of the Corporation, or at an office of its transfer agent or of the Secretary. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to the inspection of any stockholder for any proper purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or of using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the Corporation.

   Section 6. Corporation May Act as Partner. The Corporation, in accordance with the Certificate of Incorporation and the General Corporation Law of the State of Delaware, is hereby empowered to be a partner in any business enterprise which the Corporation would have power to conduct itself.

   Section 7. Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

   Section 8. Amendments. Except as otherwise required by law, these By-Laws may at any time be amended by vote of the stockholders, provided that notice of the substance of the proposed amendment is stated in the notice of the meeting, or may be amended by vote of a majority of the Directors then in office, except that no amendment may be made by the Directors which alters the provisions of these By-Laws with respect to removal of Directors or the election of committees by Directors and delegation of powers thereto, or amendment of these By-Laws. Not later than the time of giving notice of the meeting of stockholders next following the making, amending or repealing by the Directors of any By-Law, notice thereof stating the substance of such change shall be given to all stockholders entitled to vote on amending the By-Laws.

                                  ARTICLE VII

                        Repayment of Disallowed Expenses

   Any payments made to an officer of the Corporation such as a salary, commission, bonus, interest, or rent, or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer to the Corporation to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payment of each amount disallowed. In lieu of payment by the officer, subject to determination of the Directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the Corporation has been recovered.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Article Seventh of the Certificate of Incorporation of CTC Communications Group, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Registrant the power to indemnify. Article Seventh of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

Item 21. Exhibits.

   The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See
Exhibit Index below).

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. To respond to requests for information that is incorporated by reference in the Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

     5. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective;

     6. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     7. That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant, CTC Communications Group, Inc. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 30 day of July, 1999.

                                          CTC Communications Group, Inc.
                                                   (Registrant)

                                                /s/ Robert J. Fabbricatore
                                          By: _________________________________
                                                 (Robert J. Fabbricatore,
                                              Chairman of the Board and Chief
                                                    Executive Officer)

                               POWER OF ATTORNEY

   Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert J. Fabbricatore and John D. Pittenger, jointly and severally, his or her attorneys-in-fact, each with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title               July 30, 1999
              ---------                          -----               -------------

    /s/ Robert J. Fabbricatore         Chairman of the Board and     July 30, 1999
______________________________________  Chief Executive Officer,
        Robert J. Fabbricatore          Director

      /s/ John D. Pittenger            Chief Financial Officer       July 30, 1999
______________________________________
          John D. Pittenger

     /s/ Katherine D. Courage          Director                      July 30, 1999
______________________________________
         Katherine D. Courage

        /s/ Henry Hermann              Director                      July 30, 1999
______________________________________
            Henry Hermann

       /s/ Kevin J. Maroni             Director                      July 30, 1999
______________________________________
           Kevin J. Maroni

      /s/ J. Richard Murphy            Director                      July 30, 1999
______________________________________
          J. Richard Murphy

     /s/ Robert A. Nicholson           Director                      July 30, 1999
______________________________________
         Robert A. Nicholson

        /s/ Carl Redfield              Director                      July 30, 1999
______________________________________
            Carl Redfield

     /s/ Richard J. Santagati          Director                      July 30, 1999
______________________________________
         Richard J. Santagati

       /s/ Ralph C. Sillari            Director                      July 30, 1999
______________________________________
           Ralph C. Sillari

       /s/ Ralph S. Troupe             Director                      July 30, 1999
______________________________________
           Ralph S. Troupe

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
  2.1        Amended and Restated Agreement and Plan of Reorganization dated as of March 1, 1999 among the Registrant, CTC Communications
             Corp. and CTC-Newco, Inc. (9).
  3.1        Certificate of Incorporation (filed herewith as Appendix D).
  3.2        By-Laws (filed herewith as Appendix E)
  4.1        Form of Common Stock Certificate (10)
  5.1        Opinion of Law Offices of Leonard R. Glass, P.A. (10)
  9.1        Voting Agreement dated April 10, 1998 among Robert Fabbricatore and certain of his affiliates and Spectrum (5)
 10.1        1996 Stock Option Plan, as amended (1)
 10.2        1993 Stock Option Plan (3)
 10.3        Employee Stock Purchase Plan (2)
 10.4        Lease for premises at 360 Second Ave., Waltham, MA (3)
 10.5        Sublease for premises at 360 Second Ave., Waltham, MA (3)
 10.6        Lease for premises at 110 Hartwell Ave., Lexington, MA (3)
 10.7        Lease for premises at 120 Broadway, New York, NY (3)
 10.8        Agreement dated February 1, 1996 between NYNEX and CTC
             Communications Corp. (3)
 10.9        Agreement dated May 1, 1997 between Pacific Bell and CTC
             Communications Corp. (3)
 10.10       Agreement dated January 1, 1996 between SNET America, Inc. and
             CTC Communications Corp. (3)
 10.11       Agreement dated June 23, 1995 between IXC Long Distance Inc. and
             CTC Communications Corp., as amended (3)
 10.12       Agreement dated August 19, 1996 between Innovative Telecom Corp.
             and CTC Communications Corp. (3)
 10.13       Agreement dated October 20, 1994 between Frontier Communications
             International, Inc. and CTC Communications Corp., as amended (3)
 10.14       Agreement dated January 21, 1997 between Intermedia
             Communications Inc. and CTC Communications Corp. (3)
 10.15       Employment Agreement between CTC Communications Corp. and Steven
             Jones dated February 27, 1998 (5)
 10.16       Securities Purchase Agreement dated April 10, 1998 among CTC
             Communications Corp. and the Purchasers named therein (4)
 10.17       Registration Rights Agreement dated April 10, 1998 among CTC
             Communications Corp. and the Holders named therein (4)
 10.18       Form of Warrant dated April 10, 1998 (4)
 10.19       Loan and Security Agreement dated as of September 1, 1998 by and between CTC Communications Corp., Goldman Sachs Credit Partners
             L.P. and Fleet National Bank (6)
 10.20       Agreement with Cisco Systems Capital Corp. dated as of October
             14, 1998 (7)
 10.21       Warrant dated July 15, 1998 issued to Spectrum (8)
 10.22       Lease for premises at 220 Bear Hill Rd., Waltham, MA (8)

 Exhibit No. Description
 ----------- -----------
 10.23       Warrant dated September 1, 1998 issued to Goldman Sachs & Co. (8)
 10.24       Warrant dated September 1, 1998 issued to Fleet National Bank (8)
 10.25       1998 Incentive Plan (1)
 10.26       Loan Agreement dated as of March 15, 1999 by and between CTC
             Communications Corp, TD Dominion (Texas), Inc. and TD Securities
             (USA), Inc. (9)
 10.27       Warrant dated March 24, 1999 issued to Toronto Dominion (Texas),
             Inc. (9)
 10.28       Amendment to Resale Agreements dated July 1, 1999 between Bell
             Atlantic and the CTC Communications Corp. (9)
 21.1        CTC Communications Corp., a Massachusetts corporation.
 23.1        Consent of Ernst & Young LLP (10)
 23.2        Consent of Law Offices of Leonard R. Glass, P.A. (included in
             Exhibit 5.1)
 24.1        Power of Attorney (contained on page II-4 hereof)

--------
 (1) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Registration Statement on Form S-8 (File No. 333-68767).
 (2) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Registration Statement on Form S-8 (File No. 33-44337).
 (3) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1997.
 (4) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Current Report on Form 8-K dated May 15, 1998.
 (5) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1998.
 (6) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Current Report on Form 8-K dated October 2, 1998.
 (7) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Current Report on Form 8-K dated November 6, 1998.
 (8) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (9) Incorporated by reference to an Exhibit filed as part of CTC Communications Corp. Registration Statement on Form S-1 (File No. 333-77709).
(10) Filed herewith.